Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Kenvue Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kenvue Inc. and its subsidiaries (the "Company") as of December 28, 2025 and December 29, 2024, and the related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows for each of the three fiscal years in the period ended December 28, 2025, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2025 and December 29, 2024, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 28, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

PricewaterhouseCoopers LLP 400 Campus Drive Florham Park, New Jersey 07932
www.pwc.com/us	(973) 236 4000

Revenue Recognition—U.S. Net Sales

As described in Notes 1 and 18 to the consolidated financial statements, the Company’s net sales were $15.1 billion for the fiscal year ended December 28, 2025, of which, $6.5 billion is related to U.S. net sales. Management recognizes the revenue from these sales at a single point in time when obligations under the terms of a contract with the customer are satisfied; generally, this occurs with the transfer of control of the goods to customers, which can be on the date of shipment or the date of receipt by the customer depending on the terms of the contract. Trade promotions, comprised of coupons, product listing allowances, cooperative advertising arrangements, volume-based incentive programs, as well as discounts to customers, rebates, sales incentives, and product returns, are accounted for as variable consideration and recorded as a reduction in sales in the same period as the related sale.

The principal consideration for our determination that performing procedures relating to U.S. net sales revenue recognition is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s U.S. net sales revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the revenue recognition process, including controls over the recording of U.S. net sales upon transfer of control to the customer, and controls over the recording of trade promotions. These procedures also included, among others, (i) evaluating U.S. net sales revenue transactions by testing the issuance and settlement of invoices and credit memos, (ii) tracing transactions not settled to a detailed listing of accounts receivable, (iii) confirming a sample of outstanding customer invoice balances at fiscal year end, and obtaining and inspecting source documents, including invoices, sales contracts, shipping documents, proof of delivery, and subsequent cash receipts, where applicable, for confirmations not returned, (iv) testing the completeness and accuracy of data provided by management, (v) testing trade promotions processed by the Company, on a sample basis, including evaluating those discounts for consistency with contractual terms of the Company’s programs, (vi) testing credit memos on a sample basis and (vii) testing a sample of unsettled trade promotions for completeness and accuracy.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

February 20, 2026

We have served as the Company’s auditor since 2021.

KENVUE INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions, Except Per Share Data; Shares in Thousands)

	December 28, 2025	December 29, 2024
Assets
Current assets
Cash and cash equivalents	$1,062	$1,070
Trade receivables, less allowances for credit losses ($26 as of both December 28, 2025 and December 29, 2024)	2,382	2,165
Inventories	1,666	1,591
Prepaid expenses and other receivables	432	494
Other current assets	155	205
Total current assets	5,697	5,525
Property, plant, and equipment, net	2,212	1,849
Intangible assets, net	8,694	8,474
Goodwill	9,509	8,843
Deferred taxes on income	237	184
Other assets	727	726
Total Assets	$27,076	$25,601
Liabilities and Stockholders’ Equity
Current liabilities
Loans and notes payable	$1,453	$1,552
Accounts payable	2,473	2,254
Accrued liabilities	1,159	1,132
Accrued rebates, returns, and promotions	755	727
Accrued taxes on income	105	74
Total current liabilities	5,945	5,739
Long-term debt	7,071	7,055
Deferred taxes on income	2,354	2,261
Employee-related obligations	340	342
Other liabilities	601	536
Total liabilities	16,311	15,933
Commitments and contingencies (Note 17)
Stockholders’ Equity
Preferred stock, $0.01 par value, 750,000 shares authorized; no shares issued and outstanding as of December 28, 2025 and December 29, 2024	—	—
Common stock, $0.01 par value, 12,500,000 shares authorized; 1,936,502 and 1,916,115 shares issued and outstanding as of December 28, 2025, respectively; 1,924,977 and 1,913,768 shares issued and outstanding as of December 29, 2024, respectively	19	19
Additional paid-in capital	16,348	16,130
Treasury stock, 20,387 and 11,208 shares at cost as of December 28, 2025 and December 29, 2024, respectively	(439)	(242)
Accumulated deficit	(204)	(93)
Accumulated other comprehensive loss	(4,959)	(6,146)
Total stockholders’ equity	10,765	9,668
Total Liabilities and Stockholders’ Equity	$27,076	$25,601

See accompanying Notes to Consolidated Financial Statements.

KENVUE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data; Shares in Millions)

	Fiscal Twelve Months Ended
	December 28, 2025	December 29, 2024	December 31, 2023
Net sales	$15,124	$15,455	$15,444
Cost of sales	6,332	6,496	6,801
Gross profit	8,792	8,959	8,643
Selling, general, and administrative expenses	6,088	6,329	6,141
Restructuring expenses	290	185	—
Impairment charges	23	578	—
Other operating (income) expense, net	(23)	26	(10)
Operating income	2,414	1,841	2,512
Other expense, net	36	48	72
Interest expense, net	379	378	250
Income before taxes	1,999	1,415	2,190
Provision for taxes	529	385	526
Net income	$1,470	$1,030	$1,664

Net income per share
Basic	$0.77	$0.54	$0.90
Diluted	$0.76	$0.54	$0.90
Weighted-average number of shares outstanding
Basic	1,917	1,915	1,846
Diluted	1,924	1,923	1,850

See accompanying Notes to Consolidated Financial Statements.

KENVUE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Millions)

	Fiscal Twelve Months Ended
	December 28, 2025	December 29, 2024	December 31, 2023
Net income	$1,470	$1,030	$1,664
Other comprehensive income (loss), net of taxes
Foreign currency translation	1,178	(783)	219
Employee benefit plans:
Prior service cost, net of amortization	(4)	(2)	8
Gain (loss), net of amortization	24	32	(101)
Effect of exchange rates	(15)	7	(9)
Net change	5	37	(102)
Derivatives and hedges:
Other comprehensive income (loss) before reclassifications	27	(6)	66
Amounts reclassified to the Consolidated Statements of Operations	(23)	(17)	(28)
Net change	4	(23)	38
Other comprehensive income (loss)	1,187	(769)	155
Comprehensive income	$2,657	$261	$1,819

See accompanying Notes to Consolidated Financial Statements.

KENVUE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Millions, Except Per Share Data; Shares in Thousands)

	Fiscal Twelve Months Ended December 28, 2025, December 29, 2024, and December 31, 2023(1)
						Retained		Accumulated
			Additional			Earnings	Net	Other	Total
	Common Stock		Paid-In	Treasury Stock		(Accumulated	Investment	Comprehensive	Stockholders’
	Shares	Amount	Capital	Shares	Amount	Deficit)	from J&J	Loss	Equity
January 1, 2023	—	$—	$—	—	$—	$—	$25,425	$(5,455)	$19,970
Net income	—	—	—	—	—	1,195	469	—	1,664
Other comprehensive income	—	—	—	—	—	—	—	155	155
Cash dividends on common stock ($0.40 per share)	—	—	—	—	—	(766)	—	—	(766)
Net transfers to J&J	—	—	—	—	—	—	(308)	—	(308)
Stock-based compensation	—	—	153	—	—	—	35	—	188
Distribution to J&J in connection with the Separation	—	—	(13,788)	—	—	—	—	—	(13,788)
Issuance of common stock in connection with the Kenvue IPO	1,914,894	19	4,222	—	—	—	—	—	4,241
Issuance of common stock under the Kenvue 2023 Plan, net	513	—	8	—	—	—	—	—	8
Purchase of treasury stock	(350)	—	—	350	(7)	—	—	—	(7)
Reclassification of Net Investment from J&J	—	—	25,712	—	—	—	(25,712)	—	—
Separation-related adjustments	—	—	(160)	—	—	—	91	(77)	(146)
December 31, 2023	1,915,057	19	16,147	350	(7)	429	—	(5,377)	11,211
Net income	—	—	—	—	—	1,030	—	—	1,030
Other comprehensive loss	—	—	—	—	—	—	—	(769)	(769)
Cash dividends on common stock ($0.81 per share)	—	—	—	—	—	(1,552)	—	—	(1,552)
Stock-based compensation	—	—	254	—	—	—	—	—	254
Issuance of common stock under the Kenvue 2023 Plan, net	9,569	—	69	—	—	—	—	—	69
Purchase of treasury stock	(10,858)	—	—	10,858	(235)	—	—	—	(235)
Separation-related adjustments	—	—	(340)	—	—	—	—	—	(340)
December 29, 2024	1,913,768	19	16,130	11,208	(242)	(93)	—	(6,146)	9,668
Net income	—	—	—	—	—	1,470	—	—	1,470
Other comprehensive income	—	—	—	—	—	—	—	1,187	1,187
Cash dividends on common stock ($0.825 per share)	—	—	—	—	—	(1,581)	—	—	(1,581)
Stock-based compensation	—	—	136	—	—	—	—	—	136
Issuance of common stock under the Kenvue 2023 Plan, net	11,526	—	82	—	—	—	—	—	82
Purchase of treasury stock	(9,179)	—	—	9,179	(197)	—	—	—	(197)
December 28, 2025	1,916,115	$19	$16,348	20,387	$(439)	$(204)	$—	$(4,959)	$10,765

(1)	Prior to April 4, 2023, the Company operated as a segment of J&J and not as a separate entity. The Company’s financial statements prior to April 4, 2023 were prepared on a combined basis and were derived from J&J’s historical consolidated financial statements and accounting records as if the Company had been operated on a standalone basis. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Basis of Presentation,” for more information.

See accompanying Notes to Consolidated Financial Statements.

KENVUE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Fiscal Twelve Months Ended
	December 28, 2025	December 29, 2024	December 31, 2023
Cash flows from operating activities
Net income	$1,470	$1,030	$1,664
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	557	622	627
Stock-based compensation	136	254	188
Deferred income taxes	(108)	(285)	(114)
Impairment charges	23	578	—
Losses on investments	—	72	7
Other	67	69	(1)
Net changes in assets and liabilities
Trade receivables	(112)	(218)	44
Inventories	(12)	182	349
Other current and non-current assets	122	(17)	(429)
Accounts payable and accrued liabilities	41	(536)	1,454
Employee-related obligations	43	27	(78)
Accrued taxes on income	(27)	(61)	(331)
Other liabilities	(3)	52	(212)
Net cash flows from operating activities	2,197	1,769	3,168
Cash flows used in investing activities
Purchases of property, plant, and equipment	(475)	(434)	(469)
Transfer of funds to J&J pursuant to the Facility Agreement	—	—	(8,941)
Proceeds from J&J upon repayment of the Facility Agreement	—	—	8,941
Proceeds from (costs associated with) sale of assets	24	(6)	21
Other investing activities	15	15	(40)
Net cash flows used in investing activities	(436)	(425)	(488)
Cash flows used in financing activities

(Repayments of) proceeds from commercial paper program, net of (proceeds) repayments and issuance costs	(146)	157	574
Proceeds from issuance of Senior Notes, net of issuance costs	746	—	7,686
Proceeds from Kenvue IPO, net	—	—	4,241
Repayment of Senior Notes	(750)	—	—
Distribution to J&J in connection with the Separation	—	—	(13,788)
Dividends paid	(1,581)	(1,552)	(766)
Net transfers to J&J	—	—	(274)
Purchase of treasury stock	(197)	(235)	(7)
Other financing activities	91	65	(193)
Net cash flows used in financing activities	(1,837)	(1,565)	(2,527)
Effect of exchange rate changes on cash and cash equivalents	68	(91)	(2)
Cash and cash equivalents, beginning of period	1,070	1,382	1,231
Net (decrease) increase in cash and cash equivalents	(8)	(312)	151
Cash and cash equivalents, end of period	$1,062	$1,070	$1,382

Supplemental disclosures of cash flow information
Net cash paid for income taxes(1)(2)	$595	$810	$699
Cash paid for interest	$440	$439	$224

(1)	Net cash paid includes payments to J&J under the Tax Matters Agreements (as defined in Note 12, “Relationship with J&J”) for income tax liabilities, which J&J has paid on the Company’s behalf post-Kenvue IPO to the tax authorities.

(2)	See Note 14, “Income Taxes” for additional information on net cash paid for income taxes for the fiscal twelve months ended December 28, 2025 in accordance with ASU 2023-09 (as defined in Note 1, “Description of the Company and Summary of Significant Accounting Policies—Recently Adopted Accounting Standards”).

See accompanying Notes to Consolidated Financial Statements.

KENVUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Company and Summary of Significant Accounting Policies

Description of the Company and Business Segments

Kenvue Inc. (“Kenvue” or the “Company”) is a pure-play consumer health company with iconic brands including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, Nicorette®, Tylenol®, and Zyrtec®. The Company is organized into three reportable business segments: Self Care, Skin Health and Beauty, and Essential Health. The Self Care segment includes a broad product range such as cough, cold, and allergy; pain care; digestive health; smoking cessation; eye care; and other products. The Skin Health and Beauty segment is focused on face and body care, as well as hair, sun, and other products. The Essential Health segment includes oral care, baby care, women’s health, wound care, and other products.

Kenvue was initially formed as a wholly owned subsidiary of Johnson & Johnson (“J&J”). In November 2021, J&J announced its intention to separate its Consumer Health segment (the “Consumer Health Business”) into a new, publicly traded company (the “Separation”). On April 4, 2023, in connection with the Separation, J&J completed in all material respects the transfer of the assets and liabilities of the Consumer Health Business to the Company and its subsidiaries (such transfer, the “Consumer Health Business Transfer”), other than the transfer of certain Deferred Local Businesses (as defined below in “—Variable Interest Entities and Net Economic Benefit Arrangements”).

On May 3, 2023, the registration statement related to the initial public offering of Kenvue’s common stock was declared effective, and on May 4, 2023, Kenvue’s common stock began trading on the New York Stock Exchange under the ticker symbol “KVUE” (the “Kenvue IPO”).

On July 24, 2023, J&J announced an exchange offer (the “Exchange Offer”) under which its shareholders could exchange shares of J&J common stock for shares of Kenvue common stock owned by J&J. On August 23, 2023, J&J completed the Exchange Offer, completing the Separation and Kenvue’s transition to being a fully independent company.

On May 17, 2024, J&J completed an additional exchange offer (the “Debt-for-Equity Exchange”) through which J&J exchanged indebtedness of J&J for shares of Kenvue common stock owned by J&J. Following the completion of the Debt-for-Equity Exchange, J&J did not own any shares of Kenvue common stock.

Proposed Transaction with Kimberly-Clark

On November 2, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kimberly-Clark Corporation, a Delaware corporation (“K-C” or, with reference to the post-closing period, the “combined company”), Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of K-C (“First Merger Sub”), and Vesta Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of K-C (“Second Merger Sub”). Pursuant to the Merger Agreement, among other things, 1) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving as a direct wholly owned subsidiary of K-C (the “Initial Surviving Company”) (the time the First Merger becomes effective being the “First Effective Time”), and 2) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company will merge with and into Second Merger Sub (collectively, the “Proposed Transaction”), with the Second Merger Sub surviving as a direct wholly owned subsidiary of K-C.

At the First Effective Time, pursuant to the terms and subject to the conditions of the Merger Agreement, each share of Company common stock issued and outstanding immediately prior to the First Effective Time (other than shares of Company common stock that (x) are owned by K-C or the Company or any wholly owned subsidiary of K-C or the Company (or are held in treasury by the Company) or (y) are held by any Company shareholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive 1) 0.14625 shares of K-C common stock, par value $1.25 per share (the “K-C Common Stock” and the shares of K-C Common Stock to be issued in connection with the First Merger, the “Stock Consideration”), plus 2) $3.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

Upon completion of the Proposed Transaction, current Company shareholders are expected to own approximately 46% and current K-C shareholders are expected to own approximately 54% of the combined company on a fully diluted basis. K-C has agreed to take all necessary actions to cause, effective as of the First Effective Time, the K-C board of directors to consist of three Company designees, with the remainder consisting of existing members of the K-C board of directors as of immediately prior to the First Effective Time.

On January 29, 2026, Company shareholders approved the adoption of the Merger Agreement and K-C’s shareholders approved the issuance of K-C common stock in connection with the Proposed Transaction, in each case at a special meeting of shareholders held for that purpose. Additionally, the waiting period applicable to the Proposed Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on February 4, 2026. The Proposed Transaction remains subject to the satisfaction or waiver of other customary closing conditions, including the receipt of a number of foreign regulatory approvals.

Basis of Presentation

Effective April 4, 2023, the Company’s financial statements are presented on a consolidated basis, as J&J completed the Consumer Health Business Transfer on such date. The audited financial statements for all periods presented, including the historical results of the Company prior to April 4, 2023, are referred to as the “Consolidated Financial Statements.”

Intercompany balances and transactions have been eliminated. The Consolidated Financial Statements include the accounts of the Company and its affiliates and entities consolidated under the variable interest and voting models.

During the fiscal twelve months ended December 29, 2024, the Company recorded out-of-period adjustments primarily related to the Separation, which corrected an overstatement in Additional paid-in capital of $340 million, including the $84 million ($65 million net of tax) related to certain cloud computing arrangements described below. This amount did not have an impact on the operating results for the fiscal twelve months ended December 29, 2024. The Company concluded that these adjustments were not material to the Consolidated Financial Statements for the prior period.

As of December 29, 2024, the Consolidated Balance Sheet reflects an adjustment for a change in classification from Property, plant, and equipment, net of $288 million to Other assets and Additional paid-in capital of $169 million and $84 million, respectively, related to certain cloud computing arrangements, net of amortization of $35 million. The Company concluded that this adjustment was not material to the Consolidated Financial Statements for the prior period.

Correction of Immaterial Prior Period Misstatements

During the fiscal twelve months ended December 28, 2025, the Company identified an immaterial misstatement in its previously issued financial statements related to the amounts disclosed for Advertising expenses, which were understated due to inconsistent classification of certain retail media spend within Selling, general, and administrative expenses in the Consolidated Statements of Operations. The Advertising expenses disclosures for the fiscal twelve months ended December 29, 2024 and December 31, 2023 were adjusted to correct understatements of $234 million and $228 million, respectively. The Company concluded that these disclosure-only adjustments were not material to the Consolidated Financial Statements for the prior periods and had no effect on the Company’s financial position, results of operations, or cash flows. The amount disclosed for the fiscal twelve months ended December 28, 2025 also includes certain retail media spend that has been included in the adjusted amounts disclosed for the fiscal twelve months ended December 29, 2024 and December 31, 2023; refer to “—Advertising.”

During the fiscal twelve months ended December 28, 2025, the Company also identified an immaterial misstatement in its previously issued financial statements related to amounts disclosed for foreign currency exchange gains and losses on transactions occurring in a currency other than an operation’s functional currency. The misstatement overstated the loss disclosed by $19 million for the fiscal twelve months ended December 29, 2024. The disclosure for this period was adjusted to correct the overstatement. The Company concluded that this disclosure-only adjustment was not material to the Consolidated Financial Statements for the prior period and had no effect on the Company’s financial position, results of operations, or cash flow; refer to “—Foreign Currency.”

Periods Prior to the Consumer Health Business Transfer

Prior to April 4, 2023, the Company operated as a segment of J&J and not as a separate entity. The Company’s financial statements prior to April 4, 2023 were prepared on a combined basis and were derived from J&J’s historical consolidated financial statements and accounting records as if the Company had been operated on a standalone basis.

Prior to the Kenvue IPO, the Company relied on J&J’s corporate and other support functions. Therefore, certain corporate and shared costs were allocated to the Company including the assets, liabilities, revenues, and expenses that J&J’s management determined were specifically or primarily identifiable to the Company, as well as direct and indirect costs that were attributable to the operations of the Company. Indirect costs are the costs of support functions that were provided on a centralized or geographic basis by J&J and its affiliates, which included, but were not limited to, facilities, insurance, logistics, quality, compliance, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services, and general commercial support functions.

Indirect costs were allocated to the Company for the purposes of preparing the Consolidated Financial Statements prior to the Kenvue IPO, based on a specific identification basis or, when specific identification was not practicable, a proportional cost allocation method, primarily based on Net sales, headcount, or other allocation methodologies that were considered to be a reasonable reflection of the utilization of services provided or benefit received by the Company during the periods presented, depending on the nature of the services received. Management considers that such allocations were made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis for the periods presented.

Cash generated from the Company’s operations prior to April 4, 2023 was generally managed by J&J’s centralized treasury function and was swept into J&J and its affiliates’ bank accounts. Cash and cash equivalents on the Consolidated Balance Sheet represented balances in accounts specifically identifiable to the Company that were not swept into J&J and its affiliates’ bank accounts. J&J’s third-party interest expense was not allocated for any of the periods prior to April 4, 2023 as the Company was not the legal obligor of the debt and the borrowings were not directly attributable to the Company’s operations.

The Company’s equity balance in these financial statements prior to April 4, 2023 represents the excess of total assets over total liabilities. Equity was impacted by changes in comprehensive income and contributions from or to J&J prior to the Kenvue IPO, which was the result of treasury activities and net funding provided by or distributed to J&J.

J&J calculated foreign currency translation on its consolidated assets and liabilities, which included assets and liabilities of the Company prior to April 4, 2023. Foreign currency translation recorded during the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 was based on currency movements specific to the Consolidated Financial Statements.

The income tax amounts in the Consolidated Financial Statements prior to the Kenvue IPO have been calculated based on a separate return methodology and presented as if the Company’s operations were reported by separate taxpayers in the jurisdictions in which the Company operates. See Note 14, “Income Taxes,” for further discussion.

Prior to the Kenvue IPO, all transactions between the Company and J&J were considered to be effectively settled for cash in the Consolidated Financial Statements at the time the transaction was recorded. The effects of the settlement of these transactions between the Company and J&J were reflected in the Consolidated Statement of Cash Flows for the fiscal twelve months ended December 31, 2023 as “Net transfers to J&J” within financing activities, and in the Consolidated Statement of Stockholders’ Equity for the fiscal twelve months ended December 31, 2023 as “Net transfers to J&J.”

Reclassifications

Certain prior period amounts have been reclassified to conform to current fiscal year presentation.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. Estimates are used when accounting for, among other things, sales discounts, trade promotions, rebates, allowances and incentives, product liabilities, income taxes and related valuation allowances, withholding taxes, pensions, postretirement benefits, fair value of financial instruments, stock-based compensation assumptions, depreciation, amortization, employee benefits, contingencies, allocations of cost and expenses from J&J and its affiliates, and the valuation of goodwill, intangible assets, and liabilities. Actual results may or may not differ from those estimates.

Economic Uncertainty

Macroeconomic factors affect consumer spending patterns and thereby the Company’s operations. These factors include general economic conditions, inflation, consumer confidence, employment rates, business conditions, the availability of credit, interest rates, tax rates, and fuel and energy costs.

Annual Closing Date

The Company follows the concept of a fiscal year, which ends on the Sunday nearest to the end of the month of December. Normally, each fiscal year consists of 52 weeks; however, the fiscal year consists of 53 weeks every five or six years. For fiscal years which consist of 53 weeks, this results in additional shipping days, as was the case in fiscal year 2020, and will be the case again in fiscal year 2026. Fiscal year 2025 refers to the fiscal twelve months ended December 28, 2025. Fiscal year 2024 refers to the fiscal twelve months ended December 29, 2024. Fiscal year 2023 refers to the fiscal twelve months ended December 31, 2023.

Reportable Business Segments

The Company operates in the following reportable business segments: 1) Self Care, 2) Skin Health and Beauty, and 3) Essential Health.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Cash equivalents are included in Cash and cash equivalents on the Consolidated Balance Sheets.

Trade Receivables and Allowance for Credit Losses

Trade receivables, net are stated net of certain sales provisions and the allowance for credit losses. The Company estimates the current expected credit loss on its receivables based on various factors, including historical credit loss experience, customer creditworthiness, value of collaterals (if any), and any relevant current and reasonably supportable future economic factors. Trade receivable balances are written off against the allowance when it is deemed probable that the trade receivable will not be collected. The following table summarizes the activity related to the allowance for credit losses during the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Allowance for credit losses, beginning of fiscal year	$(26)	$(25)	$(35)
Provision	(11)	(6)	(4)
Utilization	12	4	14
Currency translation	(1)	1	—
Allowance for credit losses, end of fiscal year	$(26)	$(26)	$(25)

Inventories

Inventories are stated at the lower of cost or net realizable value and are accounted for using the first-in, first-out method. Cost is determined on a standard cost basis that approximates the first-in, first-out method. Costs include direct materials, direct labor, and overhead costs.

Property, Plant, and Equipment and Depreciation

Property, plant, and equipment are stated at cost less accumulated depreciation. The Company utilizes the straight-line method of depreciation over the estimated useful lives. The following table summarizes the approximate ranges for estimated useful lives as of December 28, 2025:

Machinery and equipment	2 – 13 years
Buildings and building equipment	20 – 40 years
Software	3 – 15 years
Land improvements	10 – 20 years

Upon retirement or other disposal of property, plant, and equipment, the costs and related amounts of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds are recorded in Other operating (income) expense, net in the Consolidated Statements of Operations.

Capitalized Internal-Use Software

Internal-use software development costs are accounted for in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs incurred to develop internal-use software are capitalized. Capitalized internal-use software costs are amortized on a straight-line basis over the estimated useful life of the software when the software is ready for its intended use. Maintenance and enhancement costs, including those costs in the post-implementation stages, are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the software that result in added functionality, in which case the costs are capitalized and amortized on a straight-line basis over the estimated useful life of the software. The Company reviews the carrying value for impairment whenever facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified.

Intangible Assets

Intangible assets are reported at cost, less accumulated amortization and impairments, as applicable. The Company amortizes intangible assets with a finite life over their respective useful lives on a straight-line basis. The estimated useful lives for patents, trademarks, and customer relationships range from 10 years to 40 years and for other intangibles ranges from 20 years to 40 years. The useful life for customer relationships is estimated based on various customer attributes including customer type, size, geography, length of relationships, and nature of relationships. Intangible assets deemed to have indefinite lives are not amortized but are subjected to annual tests of impairment on the first day of the fiscal fourth quarter, or more frequently if events or changes in circumstances between annual tests indicate that assets may be impaired. The Company has the option to first assess qualitative factors to determine whether the quantitative indefinite-lived intangible asset impairment test is necessary. If the Company determines the estimated fair value of the indefinite-lived intangible asset is more likely than not greater than its carrying amount based on the results of the qualitative test, no additional testing is necessary. If the Company determines the estimated fair value of the indefinite-lived intangible asset is more likely than not less than the carrying value based on the results of the qualitative test, a quantitative fair value test is performed. The Company may bypass the qualitative assessment in any period and proceed directly to performing the quantitative fair value test. If the Company determines the estimated fair value of the indefinite-lived intangible asset is less than the carrying value based on the results of the quantitative fair value test, an indefinite-lived intangible asset impairment charge will be recorded equal to the amount of the difference (up to the carrying value of the indefinite-lived intangible asset). See Note 4, “Intangible Assets and Goodwill,” for more information on intangible assets.

Goodwill

Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses acquired. The Consolidated Balance Sheets reflect goodwill established based on past transactions allocated to the Company’s operations by J&J prior to the Kenvue IPO. Goodwill is not amortized but is subjected to annual tests of impairment at the reporting unit level on the first day of the fiscal fourth quarter, or more frequently if events or changes in circumstances between annual tests indicate that goodwill may be impaired. The Company has the option to first assess qualitative factors to determine whether the quantitative goodwill impairment test is necessary. If the Company determines the estimated fair value of goodwill is more likely than not greater than its carrying amount based on the results of the qualitative test, no additional testing is necessary. If the Company determines the estimated fair value of goodwill is more likely than not less than the carrying value based on the results of the qualitative test, a quantitative fair value test is performed. The Company may bypass the qualitative assessment in any period and proceed directly to performing the quantitative fair value test. If the Company determines the estimated fair value of goodwill is less than the carrying value based on the results of the quantitative fair value test, a goodwill impairment charge will be recorded equal to the amount of the difference (up to the carrying value of goodwill). See Note 4, “Intangible Assets and Goodwill,” for more information on goodwill.

Cloud Computing Arrangements

Certain of the Company’s information technology contracts have been deemed to be cloud computing arrangements, which include software as a service, platform as a service, and infrastructure as a service contracts. Certain costs incurred for the implementation of the cloud computing arrangements are capitalized and amortized on a straight-line basis over the term of the contract. For each component of the cloud computing arrangements, amortization begins when the component becomes ready for its intended use. Capitalized implementation costs are presented in Other assets on the Consolidated Balance Sheets, which is the same financial statement line item in which a prepayment of the fees for the associated cloud computing arrangements would be presented. Amortization expense recorded on capitalized implementation costs is presented in Selling, general, and administrative expenses and Cost of sales in the Consolidated Statements of Operations, which are the same financial statement line items in which the expense for fees related to the associated cloud computing arrangements are presented.

Impairment of Long-Lived Assets

Long-lived assets with finite lives are subjected to a test of impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If any indicators of impairment are present, the asset group is tested for recoverability by comparing the carrying value of the asset group to the net undiscounted future cash flows expected to be derived from the asset group, which includes the amount and timing of the projected future cash flows. If the net undiscounted cash flows are less than the carrying value of the asset group, the Company then performs the next step, which is to determine the fair value of the asset group, and record an impairment, if any. If quoted market prices are not available, the Company estimates the fair value of the asset group using a discounted value of estimated future cash flows.

Impairment charges for the fiscal twelve months ended December 28, 2025 and December 29, 2024 consisted of:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024
Dr.Ci:Labo® asset impairment(1)	$—	$488
Skillman fixed asset impairment(2)	—	68
Other asset impairment(3)	23	22
Total impairment charges	$23	$578

(1)	Represents the impairment charge recognized during the fiscal three months ended June 30, 2024 in relation to Dr.Ci:Labo® long-lived assets. See “—Dr.Ci:Labo® Asset Impairment” below and Note 4, “Intangible Assets and Goodwill,” for more information.

(2)	Represents the impairment charge recorded during the fiscal three months ended March 31, 2024 on the held for sale asset associated with the Company’s former corporate headquarters in Skillman, New Jersey. See “—Assets Held for Sale” below.

(3)	Represents the impairment charge recognized during the fiscal three months ended December 28, 2025 related to the ORSL® trade name following regulatory changes in India and the impairment charge recognized during the fiscal three months ended June 30, 2024 related to certain software development assets.

No impairments were recognized for the fiscal twelve months ended December 31, 2023.

Dr.Ci:Labo® Asset Impairment

During the fiscal three months ended June 30, 2024, there was a significant change in the senior leadership of the Dr.Ci:Labo® business, resulting in a new strategic plan with a key focus on increased expenses related to brand support designed to allow the brand to reach more consumers and appropriately address evolving market dynamics, including shifts in consumer sentiment in China as well as changing shopping patterns in the region. Following the change to the Company’s strategy for the brand, the Company made revisions to the internal forecasts relating to the Dr.Ci:Labo® asset group and concluded that the changes in circumstances, which impacted the forecasted cash flows in relation to this business, resulted in a triggering event, requiring an interim impairment review of the Dr.Ci:Labo® asset group. As a result of the interim impairment test, the Company concluded that the carrying value of long-lived assets of the asset group, consisting primarily of intangible assets, including trademarks and other intangibles, and property, plant, and equipment, exceeded their estimated fair value, resulting in impairment charges of $488 million recognized in the fiscal three months ended June 30, 2024, of which $463 million related to definite-lived intangible assets and $25 million related to property, plant, and equipment. Following the impairment charge, the carrying value of the Dr.Ci:Labo® asset group was $118 million.

The Company estimated the fair value of the definite-lived intangible assets within the Dr.Ci:Labo® asset group based on an income approach using the relief-from-royalty method. This valuation required significant judgments and estimates by management regarding several key inputs, including future cash flows consistent with management’s plans, sales growth rates, the selection of royalty rates, and a discount rate. The Company selected the assumptions used in the financial forecasts of cash flows specific to the remaining useful lives of the trademarks ranging from six to 15 years using historical data, supplemented by current and anticipated market conditions and estimated growth rates. The Company utilized a discount rate of 8%. As the fair value measurements were based on significant inputs not observable in the market, they represented Level 3 measurements within the fair value hierarchy.

Assets Held for Sale

The Company classifies assets as held for sale when: 1) management has committed to a plan to sell the assets, 2) the assets are available for immediate sale, 3) there is an active program to locate a buyer, and 4) the sale and transfer of the asset is probable within one year. On February 21, 2024, the Company listed its former corporate headquarters in Skillman, New Jersey, for sale, which met the criteria to be classified as held for sale at that date. The held for sale asset was measured at the lower of the carrying amount or the fair value less costs to sell.

The results of the impairment test performed upon classification as held for sale indicated that the carrying value of the Skillman, New Jersey, facility exceeded its estimated fair value less costs to sell by $68 million. As a result, the Company recorded an impairment charge equivalent to that amount within Impairment charges in the Consolidated Statement of Operations for the fiscal three months ended March 31, 2024. The fair value of the held for sale asset was determined utilizing third-party sales pricing as an input. The inputs utilized in the analysis are classified as Level 3 inputs within the fair value hierarchy. The Company recorded the remaining asset held for sale balance related to the Skillman, New Jersey, facility within Other current assets on the Consolidated Balance Sheet as December 29, 2024.

During the fiscal three months ended December 28, 2025, the Company completed the sale of the Skillman, New Jersey, facility and recognized a gain of $17 million, which was recorded in Other operating (income) expense, net in the Consolidated Statement of Operations.

Debt Discounts and Premiums, Issuance Costs, and Deferred Financing Costs

Discounts and debt issuance costs are presented as a reduction of Long-term debt and Loans and notes payable on the Consolidated Balance Sheets and are amortized as a component within Interest expense, net in the Consolidated Statements of Operations over the term on the related debt using the effective interest method.

Financial Instruments

The Company uses derivative financial instruments to manage exposure to foreign currency fluctuations. Prior to the Kenvue IPO, the Company participated in J&J’s centralized hedging and offsetting programs. The effects of foreign currency derivatives were allocated to the Company based on the portion that was deemed to be associated with the Company’s operations.

The Company uses various types of derivative financial instruments including forward foreign exchange contracts, forward starting interest rate swaps, and cross currency swap contracts to manage its exposure to the variability of forecasted cash flows, changes in the fair value of foreign-denominated intercompany debt attributable to foreign exchange rate fluctuations, interest rate risk related to future debt issuances, and foreign subsidiaries with local functional currency.

As required by U.S. GAAP, all derivative instruments held by the Company are recorded on the Consolidated Balance Sheets at fair value. Fair value is a market-based measurement determined using assumptions that market participants would use in pricing an asset or liability. The authoritative literature establishes a three-level hierarchy to prioritize the inputs used in measuring fair value, with Level 1 having the highest priority and Level 3 having the lowest. Changes in the fair value of derivatives designated as cash flow hedges are recorded within Gain on Derivatives and Hedges as a component of Other comprehensive income (loss) until the underlying transaction affects earnings and are then reclassified to earnings in the same account as the hedged transaction. Changes in the fair value of derivatives designated as net investment hedges are recorded within Cumulative Translation Adjustments (“CTA”) as a component of Other comprehensive income (loss) until the hedged investment is either sold or substantially liquidated and are then reclassified to earnings. Any changes in the fair value of derivatives designated as fair value hedges are recorded in Net income.

The Company documents all relationships between hedged items and derivatives. The overall risk management strategy includes reasons for undertaking hedge transactions and entering into derivatives. See Note 16, “Fair Value Measurements,” for more information on financial instruments.

Defined Benefit Retirement Plans

The Company’s defined benefit retirement plan costs are valued using actuarial valuations. The Company recognizes the funded or unfunded status of its defined benefit pension plans on the Consolidated Balance Sheets and recognizes changes in the funded status that are not recognized as components of net periodic benefit cost within Other comprehensive income (loss), net of income taxes. The projected benefit obligation represents the actuarial present value of benefits expected to be paid upon an employee’s expected date of separation or retirement. Amounts related to the Company’s defined benefit pension plans are recorded based on estimates and assumptions. Factors used in developing estimates of these liabilities include, among other things, assumptions related to discount rates, rates of return on investments, healthcare cost trends, benefit payment patterns, and other factors. See Note 7, “Pensions,” for more information.

Leases

The Company determines whether an arrangement is a lease at contract inception by establishing if the contract conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. For operating leases, right-of-use (“ROU”) assets are included in Other assets, and lease liabilities are included in Accrued liabilities and Other liabilities on the Consolidated Balance Sheets. For finance leases, ROU assets are included in Property, plant, and equipment, net, and lease liabilities are included in Loans and notes payable and Long-term debt on the Consolidated Balance Sheets. The ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent an obligation to make lease payments arising from the lease. Short-term leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets. The related lease expense for such short-term leases is not significant.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of all minimum lease payments over the lease term. When the implicit rate of the lease is not readily determinable, the Company uses its incremental borrowing rate for leases entered into after the Separation based on the information available at the commencement date in determining the present value of lease payments. Prior to the Separation, the Company used J&J’s incremental borrowing rate. The Company elected not to separate nonlease components from lease components; as such, lease and nonlease components are combined as a single lease component.

Lease terms may include options to extend or terminate the lease. These options are included in the lease term when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term. For finance leases, amortization of the ROU asset is recognized on a straight-line basis over the shorter of the economic life of the asset or the lease term, and interest expense is recorded in connection with the lease liability using the effective interest rate method. See Note 8, “Leases,” for more information.

Revenue Recognition

The Company’s revenue contracts represent a single performance obligation to sell its products to customers. Revenue from the sale of products to customers is recognized at a single point in time when obligations under the terms of a contract with the customer are satisfied; generally, this occurs with the transfer of control of the goods to customers, which can be on the date of shipment or the date of receipt by the customer depending on the terms of the contract. Net sales exclude taxes collected by the Company on behalf of governmental authorities. In addition, the Company has elected to account for shipping and handling activities as fulfillment costs and includes the shipping and handling fees charged to the customers as a part of the transaction price to be recognized when control of the product transfers. The Company’s global payment terms are typically between 30 to 90 days.

Trade promotions, comprised of coupons, product listing allowances, cooperative advertising arrangements, volume-based incentive programs, as well as discounts to customers, rebates, sales incentives, and product returns, are accounted for as variable consideration and recorded as a reduction in sales in the same period as the related sale. To estimate variable consideration, the Company may apply both the “expected value” method and the “most likely amount” method based on the form of variable consideration, after considering which method would provide the best prediction of consideration to be received from the Company’s customers. The redemption cost of consumer coupons is based on historical redemption experience by product and value. Volume-based incentive programs are based on the estimated sales volumes for the incentive period. The related liability is recognized within Accrued rebates, returns, and promotions on the Consolidated Balance Sheets.

Sales returns are almost exclusively not resalable. The reserves related to sales returns are recorded at full sales value and are estimated based on historical sales and returns information.

See Note 18, “Segments of Business and Geographic Areas,” for disaggregation of Net sales.

Net Income Per Share

The Company determines net income per share in accordance with ASC 260, Earnings Per Share. Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding for the applicable period. Diluted net income per share is computed by dividing net income by the weighted-average number of shares plus the effect of dilutive potential shares outstanding for the applicable period using the treasury stock method. Dilutive potential shares include shares from equity-based awards and have been excluded where their inclusion would be anti-dilutive.

Separation-Related Costs

The Company and J&J incurred certain non-recurring separation-related costs in connection with the establishment of Kenvue as a standalone public company (“Separation-related costs”). Costs incurred by the Company and those costs that were incurred by J&J prior to April 4, 2023 determined to be for the benefit of the Company are included in Cost of sales and Selling, general, and administrative expenses in the Consolidated Statement of Operations. Separation-related costs associated with information technology and other activities, primarily related to the disentanglement of systems and the discontinuance of certain information technology assets, are substantially completed. However, costs related to legal entity name changes and certain other separation-related activities are expected to continue for a longer period than originally anticipated.

Separation-related costs for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 consisted of:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Information technology and other(1)	$68	$255	$468
Legal entity name change	20	41	—
Total Separation-related costs	$88	$296	$468

(1)	Primarily related to the disentanglement of systems and the costs associated with the discontinuation of certain information technology assets. These costs also include depreciation expense on Separation-related assets for the fiscal twelve months ended December 29, 2024.

Advertising

Advertising expenses worldwide, which comprised television, radio, print media, and digital advertising, were $1,836 million, $1,869 million, and $1,577 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively, and are included in Selling, general, and administrative expenses in the Consolidated Statements of Operations.

Shipping and Handling Costs

Shipping and handling costs, which include costs for shipping, handling, and distribution, were $482 million, $505 million, and $508 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively, and are included in Selling, general, and administrative expenses in the Consolidated Statements of Operations.

Product Liability

Accruals for product liability claims are recorded, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information and actuarially determined estimates, where applicable. The accruals are adjusted periodically as additional information becomes available. The Company accrues an estimate of the legal defense costs needed to defend each matter when those costs are probable and can be reasonably estimated. To the extent adverse verdicts have been rendered against the Company, the Company does not record an accrual until a loss is determined to be probable and can be reasonably estimated.

Research and Development

Research and development expenses are expensed as incurred and included in Selling, general, and administrative expenses in the Consolidated Statements of Operations. Research and development expenses were $382 million, $408 million, and $399 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively.

Income Taxes

Income taxes are recorded based on amounts refundable or payable for the current fiscal year and include the results of any differences between U.S. GAAP accounting and tax reporting, recorded as deferred tax assets or liabilities. The Company estimates deferred tax assets and liabilities based on enacted tax regulations and rates. Future changes in tax laws and rates may affect recorded deferred tax assets and liabilities.

U.S. federal, state, and foreign income tax payables and receivables are recognized on the Consolidated Balance Sheets for entities that file separate income tax returns and make direct payments to taxing authorities. Prior to the Kenvue IPO, U.S. federal, state, and foreign income tax payables and receivables for entities that were included in the filing of a combined, consolidated, or group income tax return with J&J were deemed settled with J&J and were included in Net Investment from J&J.

Management establishes valuation allowances on deferred tax assets when it is determined to be “more likely than not” that some portion or all of the deferred tax assets may not be realized. Management considers positive and negative evidence in evaluating the Company’s ability to realize its deferred tax assets, including its historical results, forecasts of future ability to realize deferred tax assets, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.

The Company has unrecognized tax benefits for uncertain tax positions. The Company follows U.S. GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The estimates for these positions are regularly assessed based upon all available information. These estimates may be revised in the future and such changes may result in a material additional expense or benefit to the Company’s financial results and its effective tax rate.

See Note 14, “Income Taxes,” for more information on income taxes.

Stock-Based Compensation

The Company recognizes compensation costs related to equity-based awards granted ratably over the requisite service period, which is the vesting period of the award, based on the estimated grant date fair value of the awards. The Company accounts for forfeitures during the period in which they occur. Stock-based compensation expense is recognized in the Consolidated Statements of Operations and is classified as a non-cash activity in the Consolidated Statements of Cash Flows.

The grant date fair value of each stock option granted is estimated on the grant date using the Black-Scholes option valuation model. Stock options generally vest over a three-year period with annual vesting.

The grant date fair value of each restricted stock unit (“RSU”) granted is equivalent to the closing price of Kenvue common stock on the New York Stock Exchange on the grant date. RSUs generally vest over a three-year period with annual vesting.

The Company grants performance stock units (“PSUs”) with both performance vesting conditions and market-based vesting conditions (the “Performance PSUs”). During the performance period, stock-based compensation expense for the Performance PSUs will be adjusted based on the Company’s best estimate of achievement of the specified performance metrics. The cumulative effect on current and prior periods of a change in the estimated number of Performance PSUs that are expected to be earned will be recognized as an adjustment to stock-based compensation expense in the period of the change. The grant date fair value of each Performance PSU granted, inclusive of the fair value associated with the achievement of the specified performance metrics and the relative total shareholder return goal, is estimated on the grant date using the Monte Carlo valuation model.

See Note 11, “Stock-Based Compensation—J&J Plans and Conversion of J&J Awards,” for more information on the conversion of J&J awards to Kenvue awards in connection with the completion of the Exchange Offer.

Prior to the Kenvue IPO, certain employees of the Company participated in J&J’s stock-based compensation plans. Stock-based compensation expense related to these plans was recognized based on specific identification of cost related to the Company’s employees. The Company also received allocated stock-based compensation expense relating to employees of central support functions provided by J&J.

Restructuring Expenses

Certain costs incurred associated with restructuring activities, including one-time termination benefits and employee-related costs, are accounted for in accordance with ASC 420, Exit or Disposal Cost Obligations. The Company recognizes a liability and the related expense for these restructuring costs when the liability is incurred and can be measured. In accordance with existing benefit arrangements, future employee termination costs to be incurred in conjunction with involuntary separations are accrued when such separations are probable and estimable. The related expense for these restructuring costs is recorded in the Restructuring expenses line item in the Consolidated Statements of Operations. Other charges are recorded in the Cost of sales or Selling, general, and administrative expenses line items in the Consolidated Statements of Operations, as applicable. Segment profit is based on Operating income and management excludes restructuring expenses and other charges in assessing segment financial performance.

Foreign Currency

The net assets of international operations where the local currencies have been determined to be the functional currencies are translated into U.S. dollars, the reporting currency, using period-end exchange rates and at the average exchange rates for the reporting period for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of Accumulated other comprehensive loss on the Consolidated Balance Sheets. Foreign currency translation recorded in these Consolidated Financial Statements is based on currency movements specific to the Company’s assets and liabilities included on the Consolidated Balance Sheets during the periods presented.

For translation of its international operations, the Company has determined that the majority of its local currencies are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years, or where a substantial portion of its cash flows are not in the local currency. The Company has accounted for operations in Argentina, Turkey, and Egypt as highly inflationary.

Foreign currency exchange gains and losses on transactions occurring in a currency other than an operation’s functional currency are recognized as a component of Other expense, net in the Consolidated Statements of Operations. Net currency transaction losses were $41 million, $7 million, and $64 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively.

Supplier Finance Program

The Company has facilitated a voluntary supplier finance program to provide some of its suppliers with the opportunity to sell receivables due from the Company (the Company’s accounts payables) to participating financial institutions at the sole discretion of both the suppliers and the financial institutions. The Company is not a party to the arrangements between the suppliers and the third-party financial institutions. The Company’s obligations to its suppliers, including amounts due, and scheduled payment dates (which have general payment terms of between 30 and 120 days), are not affected by a participating supplier’s decision to participate in the program. Invoices from suppliers participating in the supplier finance program are recorded in Accounts payable on the Consolidated Balance Sheets.

The following table summarizes the changes in the Company’s outstanding obligations confirmed as valid under its supplier finance program during the fiscal twelve months ended December 28, 2025 and December 29, 2024:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Confirmed obligations outstanding at the beginning of the fiscal year	$260	$227
Invoices confirmed during the fiscal year	1,152	1,093
Confirmed invoices paid during the fiscal year	(1,098)	(1,060)
Confirmed obligations outstanding at the end of the fiscal year	$314	$260

Variable Interest Entities and Net Economic Benefit Arrangements

When the Company makes an initial investment in or establishes other variable interests in an entity, the entity is first evaluated to determine if it is a Variable Interest Entity (“VIE”) and if the Company is the primary beneficiary of the VIE, and therefore subject to consolidation regardless of percentage ownership. The primary beneficiary of a VIE is a party that meets both of the following criteria: 1) it has the power to direct the activities that most significantly impact the economic performance of the VIE; and 2) it has the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. Periodically, the Company assesses whether any change in its interest in or relationship with the entity affects the determination as to whether the entity is a VIE, and, if so, whether the Company is the primary beneficiary.

In connection with the Separation, J&J and Kenvue entered into a separation agreement (the “Separation Agreement”) on May 3, 2023. Under the Separation Agreement, transfer of certain assets and liabilities of the Consumer Health Business in certain jurisdictions (each, a “Deferred Local Business”) was not completed prior to the Kenvue IPO and was deferred due to certain precedent conditions, which include ensuring compliance with applicable law and obtaining necessary governmental approvals and other consents, and for other business reasons. At the Kenvue IPO and until the Deferred Local Business transfers to the Company, J&J 1) holds and operates the Deferred Local Businesses on behalf of and for the benefit of the Company and 2) will use reasonable best efforts to treat and operate, insofar as reasonably practicable and to the extent permitted by applicable law, each such Deferred Local Business in the ordinary course of business in all material respects consistent with past practice. The benefits and costs related to these Deferred Local Businesses will be assumed by the Company (see below “—Net Economic Benefit Arrangements”). In addition, the Company and J&J will use reasonable best efforts to take all actions to transfer each Deferred Local Business as promptly as reasonably practicable. When the precedent conditions are met, the Deferred Local Businesses will be transferred as per the terms of the arrangement with J&J.

The Company determined that certain Deferred Local Businesses that are legal entities (“Deferred Legal Entities”) were VIEs for which Kenvue was the primary beneficiary, since Kenvue had the power to direct the activities that most significantly impacted such Deferred Legal Entities’ economic performance, as well as to obtain all the economic benefits and losses of such entities. These significant activities included, but were not limited to, product pricing, marketing and sales strategy, supply chain strategy, material supply and vendor management, budget planning, and labor and overhead management. Accordingly, the assets and liabilities of these entities were recognized on the Consolidated Balance Sheet at their historical carrying amounts as of the date when the Company entered into the arrangement, since the primary beneficiary of the VIEs and the VIEs themselves were under common control. Additionally, the results of the operations and cash flows were included within the Consolidated Financial Statements.

In the fiscal three months ended December 28, 2025, J&J transferred the equity interests of the remaining Deferred Legal Entities to the Company that previously had been consolidated as VIEs in the Company’s Consolidated Financial Statements.

All Deferred Legal Entities were exposed to similar operational risks and were therefore monitored and evaluated on a similar basis by management. Accordingly, the financial information for Deferred Legal Entities has been aggregated and the following table summarizes the consolidated assets and liabilities of these entities on the Consolidated Balance Sheet as of December 29, 2024. The amounts represented in this table are only those assets of the VIEs that could be used to settle only the VIE’s obligations and the VIE’s creditors (or beneficial interest holders) had no recourse against the general credit of the primary beneficiary.

(Dollars in Millions)	December 29, 2024
Assets
Current assets
Cash and cash equivalents	$99
Trade receivables, less allowances for credit losses	70
Inventories	16
Prepaid expenses and other receivables	3
Total current assets	188
Property, plant, and equipment, net	3
Deferred taxes on income	3
Total assets	$194
Liabilities
Current liabilities
Accounts payable	$3
Accrued liabilities	11
Accrued rebates, returns, and promotions	16
Total current liabilities	30
Total liabilities	$30

The Company recognized Net income of $20 million, $17 million, and $85 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively, related to the Deferred Legal Entities in the Consolidated Statements of Operations.

Net Economic Benefit Arrangements

With respect to certain Deferred Legal Entities and the Deferred Local Businesses that are not legal entities (“Deferred Markets”), the Company and J&J entered into net economic benefit arrangements effective on April 4, 2023, pursuant to which, among other things, J&J will transfer to the Company the net profits from the operations of each of the Deferred Markets (or, in the event the operations of any such Deferred Markets result in net losses to J&J, the Company will reimburse J&J for the amount of such net losses).

The Company had a net liability to J&J of $44 million and $23 million as of December 28, 2025 and December 29, 2024, respectively, in relation to the net economic benefit arrangements on the Consolidated Balance Sheets. The Company recognized Net income of $28 million, $51 million, and $36 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively, in relation to the net economic benefit arrangements in the Consolidated Statements of Operations.

Recently Adopted Accounting Standards

Accounting Standards Update (“ASU”) 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued ASU 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 enhances the transparency of income tax disclosures, primarily by requiring public business entities to disclose 1) consistent categories and greater disaggregation of information in the rate reconciliations and 2) the disclosure of income taxes paid disaggregated by jurisdiction, among other requirements. This guidance is effective for public business entities for the fiscal years beginning after December 15, 2024. The Company adopted the amendments on a prospective basis. The adoption in the fiscal three months ended December 28, 2025 resulted in changes to the annual income tax disclosures, including greater disaggregation of information related to rate reconciliations and income taxes paid, within Note 14, “Income Taxes.” There was no effect on the Company’s financial position, results of operations, or cash flows.

Recent Accounting Standards Not Yet Adopted

ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). Among other various new disclosures, ASU 2024-03 requires public business entities to disaggregate operating expenses included in certain expense captions presented on the face of the income statement into specific categories (including purchases of inventory, employee compensation, depreciation, and intangible asset amortization) to provide enhanced transparency into the nature of expenses. This guidance is effective for public business entities for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Companies are required to apply the amendments either 1) prospectively to financial statements issued for reporting periods after the effective date of this ASU or 2) retrospectively to all periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating this guidance and the impact on its disclosures.

ASU 2025-06—Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software

In September 2025, the FASB issued ASU 2025-06—Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 simplifies capitalization guidance by removing all references to software development project stages so that the guidance is neutral to different software development methods. The amendment requires entities to start capitalizing software costs when both of the following occur: 1) management has authorized and committed to funding the software project and 2) it is probable that the project will be completed and the software will be used to perform the function intended. This guidance is effective for all entities for fiscal years beginning after December 15, 2027, and for interim periods within those fiscal years. Companies are permitted to apply the amendments using a prospective, retrospective, or modified transition approach. Early adoption is permitted. The Company is currently evaluating this guidance and the impact on its financial statements and related disclosures.

ASU 2025-09—Derivatives and Hedging (Topic 815): Hedge Accounting Improvements

In November 2025, the FASB issued ASU 2025-09—Derivatives and Hedging (Topic 815): Hedge Accounting Improvements (“ASU 2025-09”). The amendments included in the five issues addressed in ASU 2025-09 are intended to more closely align hedge accounting with the economics of an entity’s risk management activities and to simplify the application of certain existing hedge accounting guidance. This guidance is effective for all public business entities for fiscal years beginning after December 15, 2026, and for interim periods within those fiscal years. Companies are required to apply the amendments prospectively and may elect to adopt the amendments for hedging relationships that exist as of the date of adoption. Early adoption is permitted. The Company is currently evaluating this guidance and the impact on its financial statements and related disclosures.

No other new accounting standards that were issued or became effective during the fiscal twelve months ended December 28, 2025 had, or are expected to have, a significant impact on the Consolidated Financial Statements.

2. Inventories

As of December 28, 2025 and December 29, 2024, inventories consisted of:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Raw materials and supplies	$275	$274
Goods in process	103	101
Finished goods	1,288	1,216
Total inventories	$1,666	$1,591

3. Property, Plant, and Equipment and Cloud Computing Arrangements

Property, Plant, and Equipment

As of December 28, 2025 and December 29, 2024, property, plant, and equipment at cost and the related accumulated depreciation were:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Machinery and equipment	$2,496	$2,250
Buildings and building equipment	1,853	1,599
Software	227	102
Construction in progress	595	542
Land and land improvements	60	57
Total property, plant, and equipment, gross	5,231	4,550
Less: accumulated depreciation	(3,019)	(2,701)
Total property, plant, and equipment, net(1)	$2,212	$1,849

(1)	As of December 29, 2024, the Consolidated Balance Sheet reflects an adjustment for a change in classification from Property, plant, and equipment, net of $288 million to Other assets and Additional paid-in capital of $169 million and $84 million, respectively, related to certain cloud computing arrangements, net of amortization of $35 million. The Company concluded that this adjustment was not material to the Consolidated Financial Statements for the prior period.

Cloud Computing Arrangements

As of December 28, 2025 and December 29, 2024, capitalized implementation costs and accumulated amortization related to the Company’s cloud computing arrangements were as follows:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Cloud computing arrangements, gross	$1,363	$1,277
Less: accumulated amortization	(1,186)	(1,088)
Total cloud computing arrangements, net	$177	$189

Depreciation Expense

Depreciation expense for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 was as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Depreciation expense(1)	$300	$353	$305

(1)	Depreciation for the fiscal twelve months ended December 28, 2025 and December 29, 2024 includes $99 million and $145 million, respectively, of amortization of integration and development costs capitalized in connection with cloud computing arrangements, as discussed in “—Cloud Computing Arrangements” above. See “—Property, Plant, and Equipment” above for information related to cloud computing arrangements for the fiscal twelve months ended December 31, 2023.

4. Intangible Assets and Goodwill

As of December 28, 2025 and December 29, 2024, the gross and net amounts of intangible assets were:

	December 28, 2025			December 29, 2024
(Dollars in Millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Patents and trademarks	$4,406	$(2,054)	$2,352	$4,110	$(1,780)	$2,330
Customer relationships	2,049	(1,178)	871	1,933	(1,074)	859
Other intangibles(1)	1,329	(760)	569	1,276	(694)	582
Total definite-lived intangible assets	$7,784	$(3,992)	$3,792	$7,319	$(3,548)	$3,771
Indefinite-lived intangible assets:
Trademarks	$4,840	$—	$4,840	$4,648	$—	$4,648
Other	62	—	62	55	—	55
Total intangible assets, net	$12,686	$(3,992)	$8,694	$12,022	$(3,548)	$8,474

(1)	The majority of the other intangible assets balance relates to the acquisition of Pfizer Consumer Health in 2006.

Gross carrying amount changes for the fiscal twelve months ended December 28, 2025 were driven by the impact of currency translations, as well as the impact of a $23 million intangible asset impairment related to the ORSL® trade name following regulatory changes in India.

For the fiscal twelve months ended December 29, 2024, the Company recognized $479 million in intangible asset impairments, of which $463 million related to impairment charges recognized in relation to Dr.Ci:Labo® definite-lived intangible assets, including trademarks and other intangibles, as described in Note 1, “Description of the Company and Summary of Significant Accounting Policies—Impairment of Long-Lived Assets.”

No intangible asset impairments were recognized for the fiscal twelve months ended December 31, 2023.

Amortization expense for the Company’s amortizable assets, which is included in Cost of sales, was $257 million, $269 million, and $322 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively.

The schedule of amortization expense for the five succeeding fiscal years is as follows:

(Dollars in Millions)

2026	2027	2028	2029	2030
$260	$252	$252	$248	$245

The following table summarizes the changes in the carrying amount of goodwill by reportable business segment during the fiscal twelve months ended December 28, 2025 and December 29, 2024:

(Dollars in Millions)	Self Care	Skin Health and Beauty	Essential Health	Total Goodwill(1)
December 31, 2023	$5,308	$2,315	$1,648	$9,271
Currency translation	(254)	(130)	(44)	(428)
December 29, 2024	5,054	2,185	1,604	8,843
Currency translation	508	78	80	666
December 28, 2025	$5,562	$2,263	$1,684	$9,509

(1)	The majority of the Goodwill balance relates to the acquisition of Pfizer Consumer Health in 2006.

The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair value of a reporting unit using a combination of a discounted cash flow model and a market-based approach. The discounted cash flow model relies on assumptions regarding revenue and net income growth rates, projected working capital needs, capital expenditures, and discount rates. Forecasted cash flows are developed using long-term growth rates and then discounted to present value to estimate the fair value. The discount rate the Company uses represents the estimated weighted-average cost of capital, which reflects the overall level of inherent risk involved in the reporting unit’s operations and the rate of return a market participant would expect to earn. Under the market-based approach, the Company utilizes the guideline public company method and market transaction method. These methods utilize valuation multiples derived from comparable publicly traded companies and relevant industry transactions, which are then applied to the reporting unit’s operating performance metrics.

To forecast a reporting unit’s cash flows, the Company takes into consideration economic conditions and trends, estimated future operating results, management’s projections, a market participant’s view of growth rates and product lives, and anticipated future economic conditions. Revenue growth rates inherent in these forecasts are based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends, and product lifecycles. Macroeconomic factors such as changes in global economies, changes in the competitive landscape, changes in government legislation, product lifecycles, industry consolidations, and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.

Goodwill Impairment Tests

The Company completed its annual goodwill impairment tests for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023. For the fiscal twelve months ended December 28, 2025, the Company performed a qualitative assessment on each of the reporting units on the annual test date and concluded that no impairment to goodwill was necessary as it was more likely than not that the estimated fair value of each reporting unit was in excess of its respective carrying value. For the fiscal twelve months ended December 29, 2024 and December 31, 2023, the Company performed a quantitative assessment on each of the reporting units and concluded that no impairment to goodwill was necessary, as the estimated fair value of each reporting unit was in excess of its respective carrying value.

In addition to the qualitative assessment performed as of the annual test date for the fiscal twelve months ended December 28, 2025, there was a reassessment of the long-term outlook for the Skin Health and Beauty business during the fiscal three months ended September 28, 2025. The revised outlook aimed to address slower growth in the broader skincare categories, as well as the recent decline in profitability of the Skin Health and Beauty reporting unit. Management revised the internal forecasts to reflect the updated outlook. These changes in circumstances were determined to be a triggering event, which resulted in a quantitative interim impairment assessment of the fair value of the Skin Health and Beauty reporting unit. The Company also elected to perform a quantitative interim impairment assessment for the Self Care and Essential Health reporting units in conjunction with the assessment performed for the Skin Health and Beauty reporting unit. Based on the results of the assessment, the estimated fair value of the Skin Health and Beauty reporting unit exceeded the carrying value by approximately 10%; therefore, no impairment charge was recorded for the fiscal three months ended September 28, 2025. If all other assumptions were held constant, an increase of approximately 100 basis points in the selected discount rate would have resulted in an impairment charge. No impairment to goodwill was necessary for any of the Company’s reporting units, as the estimated fair value of each reporting unit exceeded its respective carrying value.

A decline in forecasted Net sales or net income, or adverse macroeconomic developments such as rising interest rates, could significantly reduce the excess between fair value and carrying value. Management will continue to monitor the performance of the Skin Health and Beauty business; further deterioration of market conditions or an inability of the Company to execute on its strategies could lead to an impairment charge of the goodwill associated with the Skin Health and Beauty reporting unit in the future.

5. Borrowings

The components of the Company’s debt as of December 28, 2025 and December 29, 2024 were as follows:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Senior Notes
5.50% Senior Notes due 2025	$—	$750
5.35% Senior Notes due 2026	750	750
5.05% Senior Notes due 2028	1,000	1,000
5.00% Senior Notes due 2030	1,000	1,000
4.85% Senior Notes due 2032	750	—
4.90% Senior Notes due 2033	1,250	1,250
5.10% Senior Notes due 2043	750	750
5.05% Senior Notes due 2053	1,500	1,500
5.20% Senior Notes due 2063	750	750
Other(1)	134	119
Discounts and debt issuance costs	(63)	(64)
Total	7,821	7,805
Less: Current portion of long-term debt—principal amount, net of discounts and debt issuance costs	(750)	(750)
Total long-term debt	7,071	7,055
Current portion of long-term debt—principal amount	750	750
Commercial paper	700	800
Discounts and debt issuance costs	(2)	(3)
Other	5	5
Total loans and notes payable	1,453	1,552
Total debt	$8,524	$8,607

(1)	Other consists primarily of finance lease liabilities. See Note 8, “Leases,” for more information.

Senior Notes

On March 22, 2023, the Company issued eight series of senior unsecured notes (the “2023 Senior Notes”) in an aggregate principal amount of $7.75 billion. The net proceeds to the Company from the 2023 Senior Notes were approximately $7.7 billion after deductions of discounts and issuance costs of $77 million. Upon release from escrow, these funds were loaned to J&J through a facility agreement (the “Facility Agreement”) dated April 5, 2023. See “—Facility Agreement” below for additional details. The interest payments on the 2023 Senior Notes are due on March 22 and September 22 of each year and commenced on September 22, 2023. The 2023 Senior Notes were initially fully and unconditionally guaranteed on a senior unsecured basis by J&J. Such guarantees of the Senior Notes were automatically and unconditionally terminated upon the completion of the Consumer Health Business Transfer and the Kenvue IPO.

In connection with the issuance of the 2023 Senior Notes, the Company entered into a registration rights agreement with the initial purchasers, pursuant to which the Company was obligated to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement with respect to an offer to exchange each series of the 2023 Senior Notes for registered notes with terms that are substantially identical in all material respects to the notes of such series. On October 19, 2023, the Company completed an exchange offer of its outstanding unregistered Senior Notes (the “Original Senior Notes”) for new notes registered pursuant to the Securities Act (the “Exchange Senior Notes”). The terms of each series of the Exchange Senior Notes are substantially identical to the terms of the applicable series of Original Senior Notes, except the Exchange Senior Notes are registered under the Securities Act, and certain transfer restrictions, registration rights, and provisions relating to additional interest relating to the Company’s registrations do not apply to the Exchange Senior Notes. As a result of this exchange, the Company incurred filing and legal fees that were not significant, which the Company capitalized as debt issuance costs.

On May 22, 2025, the Company issued a series of senior unsecured notes maturing in 2032 (the “2025 Senior Notes” and, collectively with the 2023 Senior Notes, the “Senior Notes”) in an aggregate principal amount of $750 million, which bear an interest rate of 4.850% per annum. The interest payments on the 2025 Senior Notes are due on May 22 and November 22 of each year and commenced on November 22, 2025.

The Company may redeem any series of the Senior Notes at its option, in whole or in part, at any time and from time to time by paying a “make whole” premium, plus accrued and unpaid interest to, but excluding, the applicable redemption date. On and after the applicable par call date (between zero and six months prior to maturity, based on the series), the Company may redeem any series of the Senior Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date. The Senior Notes will rank equally in right of payment with the Company’s other existing and future senior unsecured indebtedness.

The Company’s Senior Notes are governed by an indenture and supplemental indentures between the Company and a trustee (collectively, the “Indenture”). The Indenture contains certain covenants, including limitations on the Company and certain of its subsidiaries’ ability to incur liens or engage in certain sale-leaseback transactions. The Indenture also contains restrictions on the Company’s ability to consolidate, merge, or sell substantially all of its assets. In addition, the Indenture contains other customary terms, including certain events of default, upon the occurrence of which the Senior Notes may be declared immediately due and payable.

The weighted-average effective interest rate of the Company’s long-term debt was 5.1% as of both December 28, 2025 and December 29, 2024. The weighted-average effective interest rate of the Company’s current portion of long-term debt was 5.4% and 5.5% as of December 28, 2025 and December 29, 2024, respectively.

The schedule of principal payments required on the Company’s Senior Notes for the five succeeding fiscal years, and thereafter, is as follows:

(Dollars in Millions)

2026	2027	2028	2029	2030	Thereafter
$750	$—	$1,000	$—	$1,000	$5,000

Commercial Paper Program

On March 3, 2023, the Company entered into a commercial paper program. The Company’s Board of Directors (the “Board”) has authorized the issuance of up to $4.0 billion in an aggregate principal amount of commercial paper under the commercial paper program. Any such issuance will mature within 364 days from date of issue. The commercial paper program contains representations and warranties, covenants, and defaults that are customary for this type of financing. The commercial paper notes issued under the commercial paper program are unsecured notes ranking at least pari passu with all of the Company’s other senior unsecured indebtedness.

Prior to the Kenvue IPO, the Company issued $1.25 billion under its commercial paper program which, collectively with the 2023 Senior Notes, are referred to as the “Debt Financing Transactions.” As of December 28, 2025, the Company had $699 million of outstanding balances under its commercial paper program, net of a related discount of $1 million. As of December 29, 2024, the Company had $797 million of outstanding balances under its commercial paper program, net of a related discount of $3 million.

The weighted-average effective interest rate of the Company’s commercial paper was 4.3% and 5.2% as of December 28, 2025 and December 29, 2024, respectively. The weighted-average maturities were less than 90 days as of both December 28, 2025 and December 29, 2024.

Revolving Credit Facility

On March 6, 2023, the Company entered into a credit agreement providing for a five-year senior unsecured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $4.0 billion to be made available in U.S. dollars and Euros. Interest is payable on the loans under the Revolving Credit Facility at 1) in the case of borrowings denominated in U.S. dollars, adjusted Term Secured Overnight Financing Rate (“Term SOFR”) (or, at the Company’s option, the adjusted base rate), 2) in the case of borrowings denominated in Euros, adjusted Euro Interbank Offered Rate (“EURIBOR”), and 3) in the case of swingline borrowings, the daily simple Euro Short-Term Rate, plus, in each case, a margin determined pursuant to a pricing grid based on the Company’s credit ratings. The Revolving Credit Facility fees and letter of credit fees are determined based upon the same grid. Interest payments are due 1) in the case of Term SOFR or EURIBOR borrowings, on the last day of each interest period applicable to the borrowing (or, in the case of any borrowing with an interest period of more than three months’ duration, every three months), 2) in the case of an adjusted base rate borrowing, on the last day of each March, June, September, and December, and 3) in the case of swingline borrowings, on the fifth business day after the borrowing. In connection with entering the Revolving Credit Facility, the Company paid an immaterial amount of debt issuance costs. These costs related to securing the Revolving Credit Facility are presented within Other assets on the Consolidated Balance Sheets.

The Revolving Credit Facility contains representations and warranties, covenants, and events of default that are customary for this type of financing, including covenants restricting the incurrence of liens and the entry into certain merger transactions.

J&J initially unconditionally guaranteed all of the obligations of the borrowers under the Revolving Credit Facility on an unsecured basis. Such guarantees of the Revolving Credit Facility were automatically terminated upon the completion of the Consumer Health Business Transfer and the Kenvue IPO. Kenvue unconditionally guarantees all of the obligations of the borrowers (other than itself) under the Revolving Credit Facility on an unsecured basis.

On January 30, 2025, the Company requested an extension of the maturity date of its Revolving Credit Facility from March 6, 2028 to March 6, 2029, and on February 21, 2025, such extension became effective with respect to all lenders under the Revolving Credit Facility, each of which accepted such request. The terms of the Revolving Credit Facility otherwise remain unchanged.

As of both December 28, 2025 and December 29, 2024, the Company had no outstanding balances under its Revolving Credit Facility.

Facility Agreement

On April 5, 2023, the Company and J&J entered into the Facility Agreement, allowing the Company to lend the proceeds from the issuance of debt (including commercial paper) in an aggregate amount of $8.9 billion to J&J. Interest on loans made from the Facility Agreement was charged at an interest rate equal to the Secured Overnight Financing Rate less an adjusted margin of 15 basis points, with a floor of 0% (a weighted-average interest rate of 4.7%) to be paid monthly in arrears.

Upon completion of the Kenvue IPO on May 8, 2023, the Facility Agreement was terminated and the balance of the loans, and all accrued interest, were repaid by J&J for a total cash inflow of $9.0 billion. The Company earned interest income of $33 million for the fiscal twelve months ended December 31, 2023 in relation to the Facility Agreement. The Company remitted this cash back to J&J as a distribution in connection with the Separation. The cash flows for the lending, and repayment, of the principal balance of the Facility Agreement are presented within cash flows from investing activities within the Consolidated Statement of Cash Flows. Cash inflows from the interest earned on the Facility Agreement are presented within Interest expense, net in the Consolidated Statement of Operations and are presented as cash inflows from operations within the Consolidated Statement of Cash Flows.

Interest Expense, Net

The amount included in Interest expense, net in the Consolidated Statements of Operations for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 consisted of the following:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Interest expense	$430	$431	$358
Interest income(1)	(51)	(53)	(108)
Interest expense, net	$379	$378	$250

(1)	Includes interest income of $33 million for the fiscal twelve months ended December 31, 2023 recognized in relation to the Facility Agreement.

Fair Value of Debt

The Company’s debt was recorded at the carrying amount. The estimated fair value of the Company’s Senior Notes was $7.6 billion and $7.5 billion as of December 28, 2025 and December 29, 2024, respectively. Fair value was estimated based upon quoted market prices in active markets which would be considered Level 2 in the fair value hierarchy. The carrying value of the commercial paper notes approximated the fair value as of December 28, 2025 and December 29, 2024 due to the nature and short-term duration of the instrument.

Compliance with Covenants

As of December 28, 2025, the Company was in compliance with all debt covenants, and no default or event of default has occurred.

6. Employee-Related Obligations

As of December 28, 2025 and December 29, 2024, employee-related obligations recorded on the Consolidated Balance Sheets were:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Pension benefits	$340	$339
Postretirement benefits	6	5
Severance benefits	47	35
Total employee-related obligations	393	379
Less: current benefits in Accrued liabilities	(53)	(37)
Total employee-related obligations—non-current	$340	$342

7. Pensions

In connection with the completion of the Separation, the Company converted all multiemployer pension plans to a multiple-employer pension plan or a single-employer pension plan.

Single-Employer Plans

The Company is the plan sponsor for certain defined benefit retirement plans (collectively, “the Plans”), and the Consolidated Financial Statements reflect the periodic benefit costs and funded status of such plans. The Company uses December 31 as the fiscal year-end measurement date for the Plans, which are located outside the United States.

During the fiscal three months ended December 28, 2025, the trustees of the Consumer United Kingdom Pension Plan, a pension plan providing benefits to certain current and former employees in the United Kingdom (the “UK Pension Plan”), completed a full scheme buy-in transaction with a third-party insurance company. As part of the buy-in, previously held assets were liquidated and transferred to the insurance company in exchange for an annuity policy to mitigate future investment and longevity risk. The buy-in annuity policy remains an asset of the UK Pension Plan and is considered a Level 3 investment (as described below). The policy provides substantially all future benefit plan payments to the UK Pension Plan participants. However, the Company continues to retain the primary benefit obligation until a plan wind-up and buy-out is completed. Upon the completion of a buy-out, the Company would transfer full responsibility of the UK Pension Plan obligations to the insurance company, at which time the Company would derecognize the assets and liabilities of the UK Pension Plan and realize a settlement loss as a component of net periodic benefit cost. The Company intends to execute the buy-out conversion in fiscal year 2027.

Net periodic benefit costs for the Plans sponsored by the Company for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 included the following components:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Service cost	$32	$30	$21
Interest cost	28	28	26
Amortization of loss (gain)	7	3	(2)
Special events(1)	8	6	10
Expected return on plan assets	(35)	(34)	(25)
Total net periodic benefit cost	$40	$33	$30

(1)	During the fiscal twelve months ended December 28, 2025 and December 29, 2024, the Company recognized settlement losses of $8 million and $6 million, respectively, associated with global workforce reductions in connection with the 2024 Multi-Year Restructuring Initiative (as defined in Note 19, “Restructuring Expenses and Operating Model Optimization Initiatives”). During the fiscal twelve months ended December 31, 2023, the Company converted a defined benefit plan to a defined contribution plan, which resulted in a settlement loss of $14 million, partially offset by a curtailment gain of $4 million.

The service cost component of net periodic benefit cost is presented in the same financial statement line items in the Consolidated Statements of Operations where other employee compensation costs are reported, including Cost of sales and Selling, general, and administrative expenses. The special events component of net periodic benefit cost for the fiscal twelve months ended December 28, 2025 and December 29, 2024 is presented as part of Restructuring expenses in the Consolidated Statement of Operations. All other components of net periodic benefit cost are presented as part of Other expense, net in the Consolidated Statements of Operations.

The following table provides the weighted-average actuarial assumptions related to the Plans sponsored by the Company for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
	December 28, 2025	December 29, 2024	December 31, 2023
Net Periodic Benefit Cost
Service cost discount rate	2.5%	2.6%	3.4%
Interest cost discount rate	3.7%	3.6%	4.6%
Rate of increase in compensation levels	3.3%	3.3%	3.3%
Expected long-term rate of return on plan assets	6.0%	5.5%	5.5%
Benefit Obligation
Discount rate	4.1%	3.8%	3.6%
Rate of increase in compensation tables	3.3%	3.3%	3.3%

The Company’s discount rates are determined by considering current yield curves representing high-quality, long-term fixed income instruments. The resulting discount rates are consistent with the duration of plan liabilities. The Company’s methodology in determining service and interest cost uses duration-specific spot rates along that yield curve to the Plans’ liability cash flows.

The expected rates of return on plan asset assumptions represent the Company’s assessment of long-term returns on diversified investment portfolios globally. The assessment is determined using projections from external financial sources, long-term historical averages, actual returns by asset class, and the various asset class allocations by market.

The following table sets forth information related to the benefit obligation and the fair value of plan assets for the fiscal twelve months ended December 28, 2025 and December 29, 2024 for the Plans sponsored by the Company:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024
Change in Benefit Obligation
Projected benefit obligation—beginning of fiscal year	$786	$829
Service cost	32	30
Interest cost	28	28
Actuarial gain(1)	(26)	(39)
Plan participants’ contributions	7	6
Curtailments, settlements, and restructuring	(41)	(39)
Benefits paid from plan assets	(18)	(15)
Effect of exchange rates	80	(42)
Other	(16)	28
Projected benefit obligation—end of fiscal year	$832	$786
Change in Plan Assets
Plan assets at fair value—beginning of fiscal year	$526	$535
Company contributions	28	31
Plan participants’ contributions	7	6
Benefits paid from plan assets	(18)	(15)
Actual return on plan assets	22	21
Curtailments, settlements, and restructuring	(41)	(29)
Effect of exchange rates	48	(23)
Plan assets at fair value—end of fiscal year	$572	$526
Funded status—end of fiscal year	$(260)	$(260)
Amounts recognized on the Consolidated Balance Sheets consist of the following:
Other assets	$86	$84
Accrued liabilities	(11)	(9)
Employee-related obligations	(335)	(335)
Total recognized on the Consolidated Balance Sheets—end of fiscal year	$(260)	$(260)
Amounts recognized in Accumulated other comprehensive loss consist of the following:
Net actuarial loss	$159	$170
Prior service cost	(1)	(5)
Total before tax effects	$158	$165

Accumulated benefit obligations—end of fiscal year	$746	$686

(1)	The actuarial gain in the fiscal twelve months ended December 28, 2025 and December 29, 2024 were both primarily related to an increase in the discount rate.

The amounts recognized in net periodic benefit cost and Other comprehensive income (loss) related to the Plans sponsored by the Company for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 were as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Net periodic benefit cost	$40	$33	$30
Net actuarial (gain) loss	(8)	(36)	118
Amortization of net actuarial (gain) loss	(14)	(9)	4
Effect of exchange rates	15	(7)	9
Total (income) loss recognized in Other comprehensive income (loss), before tax	(7)	(52)	131
Total recognized in net periodic benefit cost and Other comprehensive income (loss)	$33	$(19)	$161

The Plans are funded in accordance with local regulations. Additional discretionary contributions are made when deemed appropriate to meet the long-term obligations of the Plans. For certain plans, funding is not a common practice, as funding provides no economic benefit, and consequently, these plans are not funded.

The schedule of projected future benefit payments from the Plans sponsored by the Company for the ten succeeding fiscal years is as follows:

(Dollars in Millions)

2026	2027	2028	2029	2030	2031-2035
$40	$39	$41	$42	$45	$261

The Company currently has $15 million in projected benefit plan contributions.

The Company’s investment objective is to generate investment returns that provide adequate assets to meet current and future benefit obligations. The investment objectives are achieved through diversification of the retirement plan assets and management of liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Plan assets are diversified by asset class in order to reduce volatility of overall results and to take advantage of various investment opportunities. The Company’s retirement plan assets as of December 28, 2025 were primarily comprised of debt instruments, equity securities, buy-in annuity policies, and other assets. Other assets are mainly comprised of monetary assets such as cash, insurance contracts, and insured benefits to employees allocated from a pension trustee. The Company further invests in commingled funds that are actively investing with a focus to meet the allocation and risk exposure by focusing on debt or equity securities. The increased volatility associated with equity securities that generate higher expected returns are offset by long-duration fixed-income securities that help reduce the volatility of the overall portfolio. Investment risk exposure is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continued monitoring through investment portfolio reviews.

The asset allocation as of December 28, 2025 and December 29, 2024 and target allocations for 2026 related to the Plans sponsored by the Company are as follows:

	Percent of Plan Assets		Target Allocation
	December 28, 2025	December 29, 2024	2026
Debt instruments	8%	49%	8%
Equity securities	14	14	13
Buy-in annuity policies	45	—	45
Other assets	33	37	34
Total plan assets	100%	100%	100%

Determination of Fair Value of Plan Assets

The Plans have established a process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon models that primarily use, as inputs, market-based or independently sourced market parameters, including yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates, and credit curves.

While the Plans believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Valuation Hierarchy

Fair value measurements are estimated based on valuations techniques and inputs categorized as follows:

•Level 1—Quoted prices in active markets for identical assets or liabilities

•Level 2—Significant other observable inputs

•Level 3—Significant unobservable inputs

The Net Asset Value (“NAV”) is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.

Following is a description of the valuation methodologies used for the investments measured at fair value.

•Debt instruments—A limited number of these investments are valued at the closing price reported on the major market on which the individual securities are traded. The debt instruments primarily relate to government bonds, money held by trusts, or bonds taken from funds. Where quoted prices are available in an active market, the investments are classified as Level 1. If quoted market prices are not available for the specific security, then fair values are estimated by using other observable inputs including pricing models, quoted prices of securities with similar characteristics, or discounted cash flows and are classified as Level 2.

•Equity securities—Equity securities are valued at the closing price reported on the active market on which the individual securities are traded. Substantially all equity securities are classified within Level 1 of the valuation hierarchy.

•Buy-in annuity policies—Buy-in annuity policy values are determined on a replacement policy value basis by discounting the projected cash flows of the plan members using a discount rate based upon the risk-free rate adjusted for the estimated insurer premium and credit risk. Fair value of the UK Pension Plan buy-in annuity is set equal to the estimated contract value. These assets are categorized as Level 3.

•Other assets—Other assets include cash and money markets held within an account that guarantee a fixed percentage return. Substantially all cash and monetary assets are classified within Level 1 of the valuation hierarchy. As of December 28, 2025 and December 29, 2024, insurance contracts with a defined return are classified as Level 3 assets within the valuation hierarchy. Other assets also include insured benefits to employees allocated from a pension trustee. The value of these assets is determined based on the vested value of the underlying employee obligations multiplied by the publicly available coverage ratio of the trustee. These assets are categorized as Level 3.

•Commingled funds—The fair value of non-publicly traded funds is determined using the NAV provided by the administrator of the fund when the Company has the ability to redeem the asset at the measurement date. When the Company is using the NAV as a practical expedient, those investments are not included in the valuation hierarchy. The investments are valued using the NAV provided by the fund administrator. Assets in the Level 2 category have a quoted market price.

The following tables set forth the Plans’ investments measured at fair value as of December 28, 2025 and December 29, 2024:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets Measured at NAV	Total Assets
(Dollars in Millions)	December 28, 2025
Debt instruments	$—	$11	$—	$—	$11
Equity securities	1	—	—	—	1
Buy-in annuity policies	—	—	256	—	256
Other assets	80	—	175	—	255
Commingled funds	—	41	—	8	49
Total investments at fair value	$81	$52	$431	$8	$572

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)(1)	Assets Measured at NAV	Total Assets
(Dollars in Millions)	December 29, 2024
Debt instruments	$—	$223	$—	$—	$223
Equity securities	8	—	—	—	8
Other assets	44	—	151	—	195
Commingled funds	—	92	—	8	100
Total investments at fair value	$52	$315	$151	$8	$526

(1)	The activity of the Level 3 other assets was not significant.

The changes in plan assets valued using significant unobservable inputs (Level 3) were as follows for the fiscal twelve months ended December 28, 2025:

	Buy-in Annuity Policy Contract Plan Assets	Other Assets
	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025
Fair value of plan assets, beginning of fiscal year	$—	$151
Net realized and unrealized gains	—	9
Net purchases, issuances, and settlements(1)	250	(7)

Currency translation	6	22
Fair value of plan assets, end of fiscal year	$256	$175

(1)	Net purchases, issuances, and settlements primarily related to the purchase of the UK Pension Plan buy-in annuity policy.

Participation in J&J Plans

Prior to the Separation, the Company’s employees participated in J&J’s defined benefit pension plans, which covered eligible employees in the United States and certain foreign jurisdictions. J&J also provided medical benefits, principally to its U.S. retirees and their dependents, through its other postretirement benefit plans. J&J’s defined benefit pension plans were accounted for as multiemployer pension plans, and assets and liabilities associated with these plans were not reflected on the Consolidated Balance Sheets. After the Separation, the Company no longer had any multiemployer plans, as they were all converted to a multiple-employer pension plan or a single-employer pension plan. The Consolidated Statement of Operations for the fiscal twelve months ended December 31, 2023 includes expense allocations for these benefits, which were determined using a proportional allocation method. Total benefit plan expense allocated to the Company amounted to $17 million for the fiscal twelve months ended December 31, 2023. No allocations were made subsequent to the fiscal three months ended July 2, 2023, during which Kenvue became a fully independent company.

In connection with the Separation, J&J has provided participation rights for a 15-year period for certain employees to continue receiving the pension benefits within the United States and Canada. As a result of this benefit provided to Kenvue employees, an asset has been recorded on the Consolidated Balance Sheet during the fiscal twelve months ended December 31, 2023 in the amount of $94 million that will be amortized straight-line over the 15-year period ended 2039.

Savings Plan

The Company has 401(k) savings plans designed to enhance the existing retirement programs covering eligible employees. The Company matches a percentage of each employee’s contributions consistent with the provisions of the plan for which they are eligible. Total contributions attributable to the Company’s employees were $121 million, $108 million, and $46 million for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively.

Post-Employment Benefit Plans

Prior to the Separation, J&J maintained a post-employment benefit plan to provide limited benefits to its former employees, including former employees of the Company, if they were involuntarily terminated. The duration of these benefits was generally based on the employee’s term of service with J&J, and included both severance compensation and other benefits, including medical coverage. The post-employment plan was published and was considered a benefit to employees which was earned over the employee’s term of service. As a result, J&J recognized the cost of this benefit as it was earned by the employee as required by ASC 712, Compensation—non-retirement post-employment benefits. The cost of this benefit allocated to the Company in the fiscal twelve months ended December 31, 2023 was approximately $18 million and is reflected as an expense in the Consolidated Statement of Comprehensive Income. No allocations were made subsequent to the fiscal three months ended July 2, 2023, during which Kenvue became a fully independent company.

8. Leases

The Company has operating leases primarily for space, vehicles, and manufacturing equipment. In connection with the Separation, J&J and Kenvue also entered into various lease agreements, in which the Company subleased properties from J&J. The Company has finance leases, which primarily include the Company’s new global and North America corporate headquarters in Summit, New Jersey (as described in the “—Global and North America Headquarters Lease” section below). The Company did not have significant finance leases during the fiscal twelve months ended December 31, 2023. The Company’s lease agreements do not contain any significant residual value guarantees or restrictive covenants.

Global and North America Headquarters Lease

On April 20, 2023, the Company entered into a long-term lease for a newly renovated global and North America corporate headquarters building and a newly constructed research and development building in Summit, New Jersey (the “Global and North America Headquarters Lease”). In March 2025, the Company began operating out of the new global and North America corporate headquarters. The relocation to this new campus from multiple U.S.-based locations will continue through 2026 when the new research and development building is expected to be complete. When construction is completed, the campus will encompass approximately 290,000 square feet. The Global and North America Headquarters Lease collectively includes the lease associated with the global and North America corporate headquarters building (the “Corporate Office Lease”), the lease associated with the land where the research and development building is under construction (the “State-of-the-Art Lab Facility Lease”), and the lease associated with land used for amenities (the “Amenities Lease”).

The Corporate Office Lease and the State-of-the-Art Lab Facility Lease, each accounted for as a finance lease, commenced in January 2024 and May 2024, respectively. Each lease includes an initial term of 15 years as well as renewal options, which the Company is reasonably certain to exercise, that will extend the term of each lease through 2060. Each finance lease liability was calculated utilizing an incremental borrowing rate of 4.75% to discount lease payments over the expected term. The Amenities Lease, also accounted for as a finance lease, commenced in October 2025.

ROU Assets and Lease Liabilities

As of December 28, 2025 and December 29, 2024, ROU assets and lease liabilities associated with the Company’s operating leases and finance leases were included on the Consolidated Balance Sheets as follows:

	Operating Leases		Finance Leases
(Dollars in Millions)	December 28, 2025(1)	December 29, 2024(2)	December 28, 2025	December 29, 2024
ROU assets included in:
Property, plant, and equipment, net	$—	$—	$114	$111
Other assets	151	111	—	—
Total ROU assets	$151	$111	$114	$111
Lease liabilities included in:
Accrued liabilities	$43	$36	$—	$—
Loans and notes payable	—	—	2	2
Long-term debt	—	—	133	119
Other liabilities	107	76	—	—
Total lease liabilities	$150	$112	$135	$121

(1)	Includes leases with J&J of $26 million of ROU assets, $11 million of current lease liabilities, and $15 million of non-current lease liabilities.

(2)	Includes leases with J&J of $35 million of ROU assets, $11 million of current lease liabilities, and $24 million of non-current lease liabilities.

Lease Cost

The operating lease costs for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 were as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Operating lease costs	$50	$48	$48

For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, sublease income and variable operating lease costs were not significant. For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, finance lease costs, including amortization of ROU assets and interest on lease liabilities, were not significant.

Maturity of Lease Liabilities

The schedule of payments required on the Company’s operating leases and finance leases for the five succeeding fiscal years, and thereafter, is as follows:

Fiscal Twelve Months Ended
(Dollars in Millions)	Operating Leases	Finance Leases	Total
2026	$48	$1	$49
2027	36	4	40
2028	26	7	33
2029	17	7	24
2030	10	7	17
Thereafter	32	253	285
Total	169	279	448
Less: Imputed interest	19	144	163
Total current and non-current lease liabilities	$150	$135	$285

Other Information

Cash paid for amounts included in the measurement of lease liabilities related to operating leases for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 was as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating leases	$59	$50	$49

For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, cash paid for amounts included in the measurements of lease liabilities related to finance leases was not significant.

ROU assets obtained in exchange for new lease liabilities related to operating leases and finance leases for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 was as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
ROU assets obtained in exchange for new lease liabilities:
Operating leases	$80	$27	$120
Finance leases	$9	$109		*

* The Company did not have significant finance leases during the fiscal twelve months ended December 31, 2023.

Lease Term and Discount Rate

The following table discloses the weighted-average remaining lease term and weighted-average discount rate for the Company’s operating and finance leases, excluding short-term leases, as of December 28, 2025, December 29, 2024, and December 31, 2023.

	December 28, 2025	December 29, 2024	December 31, 2023
Weighted-average remaining lease term:
Operating leases	6 years	5 years	5 years
Finance leases	34 years	35 years		*
Weighted-average discount rate:
Operating leases	4.8%	3.9%	3.6%
Finance leases	4.9%	5.0%		*

*	The Company did not have significant finance leases during the fiscal twelve months ended December 31, 2023.

9. Accrued and Other Liabilities

As of December 28, 2025 and December 29, 2024, Accrued liabilities and Other liabilities, respectively, consisted of:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Accrued expenses	$428	$368
Accrued compensation and benefits	343	325
Operating lease liabilities	43	36
Tax indemnification liability(1)	22	82
Other accrued liabilities	323	321
Total accrued liabilities	$1,159	$1,132

(Dollars in Millions)	December 28, 2025	December 29, 2024
Accrued income taxes	$219	$185
Operating lease liabilities	107	76
Tax indemnification liability(1)	135	143
Other accrued liabilities	140	132
Total other liabilities	$601	$536

(1)	The balances primarily relate to the Tax Matters Agreement (as defined in Note 12, “Relationship with J&J—Tax Indemnification”) entered into with J&J on May 3, 2023 that governs the parties’ respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes. See Note 12, “Relationship with J&J—Tax Indemnification,” for more information.

10. Accumulated Other Comprehensive Loss

The following table summarizes the changes in the accumulated balances for each component of Accumulated other comprehensive loss during the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

(Dollars in Millions)	Foreign Currency Translation	Employee Benefit Plans(1)	Gain on Derivatives and Hedges(2)	Total Accumulated Other Comprehensive Loss
January 1, 2023	$(5,476)	$12	$9	$(5,455)
Other comprehensive income (loss) before reclassifications	219	(181)	66	104
Amounts reclassified to the Consolidated Statement of Operations	—	2	(28)	(26)
Net current period Other comprehensive income (loss)	219	(179)	38	78
December 31, 2023	(5,257)	(167)	47	(5,377)
Other comprehensive (loss) income before reclassifications	(783)	29	(6)	(760)
Amounts reclassified to the Consolidated Statement of Operations	—	8	(17)	(9)
Net current period Other comprehensive (loss) income	(783)	37	(23)	(769)
December 29, 2024	(6,040)	(130)	24	(6,146)
Other comprehensive income (loss) before reclassifications	1,178	(9)	27	1,196
Amounts reclassified to the Consolidated Statement of Operations	—	14	(23)	(9)
Net current period Other comprehensive income	1,178	5	4	1,187
December 28, 2025	$(4,862)	$(125)	$28	$(4,959)

(1)	Net change for the fiscal twelve months ended December 31, 2023 includes Separation adjustments of $77 million in connection with transfers of certain pension plans by J&J to the Company.

(2)	For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, the Company recorded a total after-tax change in Accumulated other comprehensive loss of $4 million, $(23) million, and $38 million, respectively, related to its cash flow hedge portfolio.

Amounts in Accumulated other comprehensive loss are presented net of the related tax impact. Foreign currency translation is not adjusted for income taxes where it relates to permanent investments in international operations. For additional details on comprehensive income, see the Consolidated Statements of Comprehensive Income.

The provision (benefit) for taxes allocated to the components of Accumulated other comprehensive loss before reclassification for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 was as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Foreign currency translation	$(13)	$(6)	$(12)
Employee benefit plans	2	14	50

The provision (benefit) for taxes allocated to gain on derivatives and hedges before reclassifications was $4 million and $11 million for the fiscal twelve months ended December 28, 2025 and December 29, 2024, respectively. The provision (benefit) for taxes allocated to gain on derivatives and hedges before reclassifications was not significant for the fiscal twelve months ended December 31, 2023. The provision (benefit) for taxes allocated to the reclassifications from Accumulated other comprehensive loss to the Consolidated Statements of Operations was not significant for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023.

11. Stock-Based Compensation

J&J Plans and Conversion of J&J Awards

J&J’s 2012 Long-Term Incentive Plan (the “J&J 2012 Plan”) expired on April 26, 2022. Prior to that expiration, on March 7, 2022, J&J’s Board of Directors approved the 2022 Long-Term Incentive Plan (the “J&J 2022 Plan,” together with the J&J 2012 Plan, the “J&J Plans”). The J&J 2022 Plan became effective subsequent to the expiration of the J&J 2012 Plan. The J&J Plans provide for the grant of stock options, RSUs, PSUs, other stock-based awards, and cash awards to employees and directors, including the Company’s personnel. Stock-based compensation granted pursuant to the J&J Plans was denominated in shares of J&J’s common stock. As such, all awards granted subsequent to the effective date of the J&J 2022 Plan and prior to the completion of the Exchange Offer were issued under the J&J 2022 Plan.

On August 23, 2023 (the “Conversion Date”), J&J equity-based awards held by Kenvue employees were accounted for as if they were forfeited by J&J and generally replaced by Kenvue equity-based awards under the Kenvue 2023 Plan (see “—Kenvue 2023 Plan” below for additional details) with terms consistent to those applicable to the J&J awards, subject to adjustments to the number of underlying awards and option exercise prices to preserve the award’s value, except for certain performance-based awards that were replaced with Kenvue RSU awards. The awards were converted using the conversion ratio that was determined in accordance with the employee matters agreement entered into with J&J. This change in the awards was considered to be a modification for accounting purposes. As part of the deemed forfeiture of the J&J awards, the J&J performance criteria applicable to any outstanding performance-based awards were deemed satisfied at the target level, unless two years of service were completed in the performance period, in which case performance was deemed satisfied at the level of actual performance for such years. All other vesting terms and conditions were not affected by the conversion. Upon the conversion, there were 69,438,910 shares of common stock underlying the converted awards that were eligible to be issued under the Kenvue 2023 Plan. The terms of the converted Kenvue awards are as follows:

Conversion of RSUs

On the Conversion Date, the Company was deemed to have issued 12.5 million RSUs with an incremental cost of $283 million. These awards have vesting dates extending through August 2026. These RSUs provide for accelerated vesting in certain change-in-control scenarios.

The incremental cost of each RSU replaced was estimated based on the fair value of the Company’s common stock at the deemed Conversion Date, adjusted to reflect that the RSUs do not have dividend participation rights through the vesting date (using a dividend rate assumption consistent with the assumption disclosed within the table below).

Conversion of Stock Options

On the Conversion Date, the Company was deemed to have issued 57 million non-qualified stock options and incentive stock options with an incremental cost of $198 million. These stock options were deemed granted with an exercise price equal to the original exercise price provided within the original J&J awards, as modified by the conversion ratio described above. All stock options will be vested by January 2027. These stock options provide for accelerated vesting in certain change-in-control scenarios.

Each stock option has a weighted-average exercise price of approximately $21.01 as of the Conversion Date. The fair value of each stock option was estimated using the Black-Scholes option valuation model. The assumptions used in calculating the fair value of the converted stock options were as follows:

Assumption	August 2023 Converted Stock Options
Expected volatility(1)	16.5% – 21.4%
Expected dividend yield(2)	3.2%
Risk-free rate(3)	4.2% – 5.4%
Expected term(4)	0.5 years – 6.5 years

(1)	Expected volatility was based on the historical volatility of a selected group of the Company’s peers and other factors.

(2)	Expected dividend yield was calculated using the assumed dividend payout per common share as a percentage of the average Kenvue common share price for the prior three-month period, which was then annualized.

(3)	Risk-free rate was based on the U.S. Treasury yield curve in effect as of the Conversion Date.

(4)	Expected term was consistent with the historical experiences of J&J for awards similar to those in the Kenvue population.

As noted above, the conversion of J&J awards to Kenvue awards was accounted for as a modification. As a result, the J&J awards were deemed to be canceled and replaced by Kenvue awards, resulting in incremental stock-based compensation expense of $25 million recognized in the fiscal twelve months ended December 31, 2023 in relation to J&J denominated stock options which had vested. With respect to the deemed cancelation of J&J stock options, PSUs, and RSUs that had not yet vested, the Company reversed $148 million of previously recognized stock-based compensation expense. From the Conversion Date through the end of the fiscal twelve months ended December 31, 2023, the Company recognized $215 million of compensation costs attributable to the RSUs and stock options described above. In total, the Company recognized incremental stock-based compensation expense of $240 million in the fiscal twelve months ended December 31, 2023.

Kenvue 2023 Plan

In March 2023, the Company’s Board approved the 2023 Long-Term Incentive Plan (the “Kenvue 2023 Plan”) which provides for the grant of non-qualified stock options, incentive stock options, RSUs, PSUs, other stock-based awards, and cash awards to eligible employees, non-employee directors, independent contractors, and consultants of the Company and its subsidiaries and affiliated entities. Stock-based compensation granted pursuant to the Kenvue 2023 Plan is denominated in shares of Kenvue common stock. The Kenvue 2023 Plan was approved by J&J, as sole shareholder of the Company, prior to the Kenvue IPO and became effective in May 2023. The maximum aggregate number of shares of common stock that was approved for issuance under the Kenvue 2023 Plan was 188,897,256. 69,438,910 shares underlying awards converted from J&J awards to Kenvue awards (as described in “—J&J Plans and Conversion of J&J Awards” above) will not reduce the maximum aggregate number of shares of common stock that may be issued under the Kenvue 2023 Plan. To meet share requirements resulting from the exercise of stock options and the vesting of RSUs and PSUs, the Company may use either authorized and unissued shares or shares of treasury stock. Since the inception of the Kenvue 2023 Plan, all issuances resulting from the exercise of stock options and the vesting of RSUs and PSUs were issued from the authorized and unissued Kenvue 2023 Plan share pool.

On August 25, 2023, the Company’s Compensation & Human Capital Committee approved equity grants to individuals employed by Kenvue as of October 2, 2023 (the “Founder Shares”). On October 2, 2023, the Founder Shares were granted to all Kenvue employees in the form of stock options and PSUs to executive officers and either stock options and PSUs or RSUs to non-executive individuals. The expense will be amortized over the requisite service period of the awards, which ranges from one to three years.

The components and classification of stock-based compensation expense for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, were as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023(4)
Stock options	$41	$84	$90
RSUs	97	152	76
PSUs(1)	(2)	18	22
Total stock-based compensation expense(2)	$136	$254	$188
Cost of sales(3)	$26	$100	$67
Selling, general, and administrative expenses(3)	110	154	121
Total stock-based compensation expense(2)	$136	$254	$188

(1)	The reversal in stock-based compensation expense attributable to PSUs during the fiscal twelve months ended December 28, 2025 is primarily driven by a reduction in the estimated achievement of the specified performance metrics for certain Performance PSUs.

(2)	The decrease in stock-based compensation expense during the fiscal twelve months ended December 28, 2025 as compared to the fiscal twelve months ended December 29, 2024 was driven primarily by forfeitures of unvested stock-based awards and the vesting of J&J stock-based awards that were converted into Kenvue awards, which had a higher grant date fair value and shorter expense attribution period as compared to stock-based awards outstanding as of December 28, 2025.

(3)	During the fiscal three months ended March 30, 2025, the Company made a refinement to the methodology of its stock-based compensation expense allocations, which resulted in a reduction to Cost of sales and an increase to Selling, general, and administrative expenses for the fiscal twelve months ended December 28, 2025 as compared to the fiscal twelve months ended December 29, 2024 and December 31, 2023.

(4)	Stock-based compensation expense includes $2 million for the fiscal twelve months ended December 31, 2023 of allocated charges from J&J based on percentage attribution related to J&J employees providing services to the Company. No allocations were made subsequent to the fiscal three months ended July 2, 2023, during which Kenvue became a fully independent company.

The Company’s unrecognized stock-based compensation expense and the related weighted-average remaining requisite service periods for stock options, RSUs, and PSUs outstanding as of December 28, 2025 were as follows:

(Dollars in Millions)
Stock Options	December 28, 2025
Unrecognized stock-based compensation expense	$38
Weighted-average remaining requisite service period	1.09 years
RSUs
Unrecognized stock-based compensation expense	$100
Weighted-average remaining requisite service period	1.45 years
PSUs(1)
Unrecognized stock-based compensation expense	$5
Weighted-average remaining requisite service period	0.79 years

(1)	Unrecognized stock-based compensation expense and the related weighted-average remaining requisite service period for the Performance PSUs is calculated based on the Company’s best estimate of achievement of the specified performance metrics.

Stock Options

Under the Kenvue 2023 Plan, Kenvue grants stock options which expire 10 years from the grant date and vest over service periods that range from six months to four years. All stock options are granted using the closing price of Kenvue common stock on the New York Stock Exchange on the grant date.

The grant date fair value of each stock option granted is estimated on the grant date using the Black-Scholes option valuation model. The weighted-average assumptions used in calculating the grant date fair value of stock options granted during the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, were as follows:

	Fiscal Twelve Months Ended
	December 28, 2025	December 29, 2024	December 31, 2023
Expected volatility(1)	22.7%	21.3%	20.8%
Expected dividend yield(2)	3.7%	3.9%	3.5%
Risk-free rate(3)	4.1%	4.1%	4.5%
Expected term(4)	6 years	6 years	6 years

(1)	For awards granted under the Kenvue 2023 Plan, expected volatility is based on the six-year historical volatility of a selected group of the Company’s peers and other factors. For stock options granted under the J&J Plans, expected volatility was based on a blended rate of 10-year weekly historical overall volatility rate and a five-week average implied volatility rate based on at-the-money traded J&J stock options with a contractual term of two years.

(2)	For stock options granted under the Kenvue 2023 Plan, expected dividend yield is calculated using the assumed dividend payout per common share as a percentage of the average Kenvue common share price for the prior three-month period, which is then annualized. For stock options granted under the J&J Plans, expected dividend yield was calculated using the assumed dividend payout per common share as a percentage of the spot J&J common share price as of the grant date.

(3)	Risk-free rate is based on the U.S. Treasury yield curve in effect as of the grant date for stock options granted under both the Kenvue 2023 Plan and the J&J Plans.

(4)	For stock options granted under the Kenvue 2023 Plan during the fiscal twelve months ended December 28, 2025 and December 29, 2024, expected term is calculated as the average of the vesting periods and the contractual terms of the stock options given the lack of trading history of Kenvue common stock as of the time of valuation. For stock options granted under the Kenvue 2023 Plan during the fiscal twelve months ended December 31, 2023, expected term was consistent with the historical experiences of J&J for awards similar to those in the Kenvue population. For stock options granted under the J&J Plans, expected term was calculated based on J&J’s historical data.

A summary of stock option activity under the Kenvue 2023 Plan during the fiscal twelve months ended December 28, 2025 is presented below:

				Aggregate Intrinsic Value
(Options in Thousands)	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	(Dollars in Millions)
Options outstanding as of December 29, 2024	66,885	$20.42	6.9 years	$95
Options granted	9,826	23.29
Options exercised	(6,413)	19.55
Options canceled/forfeited	(7,177)	21.37
Options outstanding as of December 28, 2025	63,121	$20.85	6.2 years	$5

Options exercisable as of December 28, 2025	39,814	$20.68	5.1 years	$5

The weighted-average grant date fair value of stock options granted was $4.20, $3.17, and $3.82 in the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively. The total intrinsic value of stock options exercised was $24 million, $21 million, and $96 million in the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively. Cash proceeds received from the exercise of stock options was $122 million in the fiscal twelve months ended December 28, 2025. The tax benefit associated with cash proceeds received from the exercise of stock options was $5 million in the fiscal twelve months ended December 28, 2025.

Restricted Stock Units and Performance Stock Units

Restricted Stock Units

Under the Kenvue 2023 Plan, Kenvue grants RSUs which vest over service periods that range from one year to three years. All RSUs granted have forfeitable dividend participation rights during the vesting period. Under the Kenvue 2023 Plan, Kenvue grants insignificant RSUs to non-employee directors which vest, but are not issued, immediately upon grant. For awards granted under the J&J Plans, the grant date fair value of RSUs granted was equivalent to the fair market value on the grant date, discounted by the expected dividend yield, as the RSUs did not have dividend participation rights during the vesting period.

Performance Stock Units

Beginning in the fiscal twelve months ended December 29, 2024, under the Kenvue Plan, the Company grants PSUs with both performance vesting conditions and market-based vesting conditions. The Performance PSUs are paid in shares of Kenvue’s common stock after the end of a three-year performance period. The Performance PSUs have forfeitable dividend participation rights during the vesting period. The vesting of Performance PSUs is tied to the completion of a three-year service period and the achievement, over a three-year period, of specified performance metrics as well as the relative total shareholder return for Kenvue common stock. The number of shares earned at the end of the three-year performance period will vary, based on actual performance, from 0% to 200% of the target number of Performance PSUs granted.

The grant date fair value of each Performance PSU granted, inclusive of the fair value associated with the achievement of the specified performance metrics and the relative total shareholder return goal, is estimated on the grant date using the Monte Carlo valuation model. The weighted-average assumptions used in calculating the fair value of Performance PSUs granted during the fiscal twelve months ended December 28, 2025 and December 29, 2024 were as follows:

	Fiscal Twelve Months Ended
	December 28, 2025	December 29, 2024
Expected volatility(1)	22.5%	21.3%
Risk-free rate(2)	3.8%	4.3%

(1)	Expected volatility is based on the historical volatility of a selected group of the Company’s peers and other factors over the prior three fiscal years.

(2)	Risk-free rate is based on the U.S. Treasury yield curve in effect as of the grant date for Performance PSUs granted.

Under the Kenvue 2023 Plan, the Company granted PSUs with only market-based vesting conditions during the fiscal twelve months ended December 31, 2023 (the “Market PSUs”). The Market PSUs are paid in shares of Kenvue’s common stock after the end of a three-year performance period. The vesting of Market PSUs is tied to the completion of service periods that range from one year to three years and the achievement, over a three-year period, of relative total shareholder return for Kenvue common stock. The number of shares earned at the end of the three-year period will vary, based on actual performance, from 0% to 200% of the target number of Market PSUs granted. The grant date fair value of each Market PSU granted, inclusive of the fair value associated with the relative total shareholder return goal, was estimated on the grant date using the Monte Carlo valuation model.

Under the J&J Plans, J&J granted PSUs, which were paid in shares of J&J common stock after the end of a three-year performance period. The vesting of these PSUs was tied to the completion of service periods that ranged from six months to three years and the achievement, over a three-year period, of two equally weighted goals that directly aligned with or helped drive long-term J&J shareholder return: adjusted operational earnings per share and relative total shareholder return. The number of shares earned at the end of the three-year period varied, based on actual performance, from 0% to 200% of the target number of PSUs granted. The grant date fair value for the net income per share goal of each PSU was estimated on the grant date using the fair market value of J&J shares at the grant date, discounted by the expected dividend yield, as the PSUs did not have dividend participation rights during the vesting period, and the fair value for the relative total shareholder return of each PSU was estimated on the grant date using the Monte Carlo valuation model. As discussed in “—J&J Plans and Conversion of J&J Awards” above, the PSUs granted under the J&J Plans were replaced with Kenvue RSU awards, and as such, there are none outstanding following the Conversion Date.

Restricted Stock Unit and Performance Stock Unit Activity

A summary of unvested RSU and PSU activity under the Kenvue 2023 Plan during the fiscal twelve months ended December 28, 2025 is presented below:

(Shares in Thousands)	Outstanding Restricted Stock Units	Weighted-Average Grant Date Fair Value	Outstanding Performance Stock Units	Weighted-Average Grant Date Fair Value
Shares as of December 29, 2024	13,633	$20.77	2,675	$21.43
Granted	4,966	23.16	1,319	25.44
Issued	(7,121)	21.46	(2)	23.22
Canceled/forfeited	(1,537)	21.32	(1,093)	22.80
Change due to performance and/or market condition achievement	—	—	(1,809)	21.97
Shares as of December 28, 2025	9,941	$21.31	1,090	$22.61

The weighted-average grant date fair value of RSUs granted was $19.10 and $20.37 in the fiscal twelve months ended December 29, 2024 and December 31, 2023, respectively. The aggregate fair value of RSUs issued was $125 million and $1 million in the fiscal twelve months ended December 29, 2024 and December 31, 2023, respectively.

The weighted-average grant date fair value of PSUs granted was $18.61 and $23.57 in the fiscal twelve months ended December 29, 2024 and December 31, 2023, respectively. The aggregate fair value of PSUs issued was $0 million for both the fiscal twelve months ended December 29, 2024 and December 31, 2023.

12. Relationship with J&J

On August 23, 2023, Kenvue became a fully independent company upon the completion of the Exchange Offer (see Note 1, “Description of the Company and Summary of Significant Accounting Policies—Description of the Company and Business Segments”), and J&J ceased to be a related party on that date. The Company continues to have material agreements with J&J—see “—Transactions with J&J, Including the Separation Agreement” section within this footnote for additional details of these material agreements that govern the Company’s relationship with J&J.

Cost Allocations from J&J Prior to Kenvue IPO

Prior to the Kenvue IPO, J&J provided significant support functions to the Company. The Consolidated Financial Statements reflect an allocation of these costs. Similarly, certain of the Company’s operations provided support to J&J’s affiliates and related costs for support were charged to J&J’s affiliates. Allocated costs included in Cost of sales in the Consolidated Statement of Operations related to enterprise-wide support primarily consisting of facilities, insurance, logistics, quality, and compliance, which were predominantly allocated based on Net sales. Allocated costs included in Selling, general, and administrative expenses primarily related to finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance, other professional services, and general commercial support functions, and were predominantly allocated based on Net sales or headcount. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Basis of Presentation.”

Prior to Kenvue becoming a fully independent company, the allocations (excluding stock-based compensation expense), net of costs charged to J&J’s affiliates reflected in the Consolidated Statement of Operations for the fiscal twelve months ended December 31, 2023 were:

Fiscal Twelve Months Ended
(Dollars in Millions)	December 31, 2023
Cost of sales	$25
Selling, general, and administrative expenses	120
Total costs allocated	$145

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company operated as a standalone public company. Actual costs that may have been incurred if the Company had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company’s employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology, and infrastructure. No allocations were made subsequent to the fiscal three months ended July 2, 2023, during which Kenvue became a fully independent company.

Net Transfers to J&J

Net transfers to J&J are included in Net Investment from J&J in the Consolidated Statement of Stockholders’ Equity and within financing activities in the Consolidated Statement of Cash Flows and represent the net effect of transactions between the Company and J&J. No transactions were recorded in Net transfers to J&J subsequent to the fiscal three months ended July 2, 2023, during which Kenvue became a fully independent company.

The components of Net transfers to J&J for the fiscal twelve months ended December 31, 2023 were:

Fiscal Twelve Months Ended
(Dollars in Millions)	December 31, 2023
Cash pooling and general financing activities	$(446)
Corporate cost allocations	145
Taxes deemed settled with J&J	27

Net transfers to J&J as reflected in the Consolidated Statement of Cash Flows	$(274)
Other(1)	(34)
Net transfers to J&J as reflected in the Consolidated Statement of Stockholders’ Equity	$(308)

(1)	Other primarily relates to the impact of the change in accounting principle for Global Intangible Low-Tax Income (“GILTI”).

Transactions with J&J, Including the Separation Agreement

In connection with the Separation, Kenvue entered into various agreements with J&J, including the Separation Agreement, which created a framework for the Company’s ongoing relationship with J&J following the completion of the Kenvue IPO. In connection with the terms of the Separation Agreement, certain assets and liabilities included on the pre-Separation balance sheet were retained by J&J and certain assets and liabilities not included on the pre-Separation balance sheet were transferred to Kenvue. Separation-related adjustments have been recognized in Net Investment from J&J, the net impact of which resulted in an increase in net assets and total equity by $91 million for the fiscal twelve months ended December 31, 2023. The impact on net assets primarily represents 1) recognition of balances with J&J including indemnification matters, 2) changes to income tax assets and liabilities as a result of change in the basis of presentation, 3) contribution of certain liabilities including pension and employee-related obligations from J&J, 4) the retention of assets and liabilities by J&J of certain Deferred Local Businesses (as defined in Note 1, “Description of the Company and Summary of Significant Accounting Policies—Variable Interest Entities and Net Economic Benefit Arrangements”), and 5) other assets and liability transfers between Kenvue and J&J in connection with the Separation.

The agreements entered into with J&J include, but are not limited to:

•the Separation Agreement, which governs aspects of Kenvue’s relationship with J&J following the Kenvue IPO;

•a tax matters agreement (the “Tax Matters Agreement”), which governs J&J’s and Kenvue’s respective rights, responsibilities, and obligations with respect to all tax matters, including tax liabilities, tax attributes, tax contests, and tax returns (see “—Tax Indemnification” below);

•a transition services agreement (the “Transition Services Agreement”), pursuant to which J&J provides to Kenvue certain services for terms of varying duration following the Kenvue IPO; and

•a transition manufacturing agreement (the “Transition Manufacturing Agreement”), pursuant to which J&J provides to Kenvue certain manufacturing services for terms of varying duration following the Kenvue IPO.

The Company had the following balances and transactions with J&J and its affiliates, primarily in connection with the Tax Matters Agreement, Transition Services Agreement, and the Transition Manufacturing Agreement, reported in the Consolidated Financial Statements:

(Dollars in Millions)	December 28, 2025	December 29, 2024
Prepaid expenses and other receivables	$21	$109
Accounts payable and Accrued liabilities	$136	$270
Other assets	$91	$78
Other liabilities	$139	$143

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Cost of sales	$168	$203	$148
Selling, general, and administrative expenses	$9	$203	$189

In April 2025, the Company completed its Transition Services Agreement program. Consistent with the program’s plan, the Company finalized the exit of more than 2,300 transition services.

Tax Indemnification

The Company entered into the Tax Matters Agreement with J&J on May 3, 2023 that governs the parties’ respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes.

Allocation of Taxes

With respect to taxes other than those incurred in connection with the Separation and any subsequent distribution or the disposition by J&J of the shares of Kenvue stock owned by J&J following the Kenvue IPO (the “Distribution”), the Tax Matters Agreement provides that Kenvue will generally indemnify J&J for 1) any taxes of Kenvue for all periods after the Distribution and 2) any taxes of Kenvue or J&J for periods prior to the Distribution to the extent attributable to the Consumer Health Business. J&J will generally indemnify Kenvue for 1) any taxes of J&J for all periods after the Distribution and 2) any taxes of Kenvue or J&J for periods prior to the Distribution to the extent attributable to the business and operations conducted by J&J other than the Consumer Health Business. Furthermore, subject to certain exceptions, the Company is required to reimburse J&J for certain tax refunds it receives with respect to taxes paid prior to the effective date of the Tax Matters Agreement.

Preservation of the Intended Tax Treatment of Certain Steps of the Separation and the Distribution

With respect to taxes incurred in connection with the Separation and the Distribution, Kenvue will generally be required to indemnify J&J for any taxes resulting from the failure of certain steps of the Separation and the Distribution to qualify for their intended tax treatment, where such taxes are attributable to actions or omissions by Kenvue. In addition, during the time period ending two years after the date of the Distribution, August 23, 2025, covenants were in place that limited or restricted certain actions, including share issuances, business combinations, sales of assets, and similar transactions by Kenvue. The above covenants did not have a material impact on the Company, and the Company believes that it complied with these requirements through August 23, 2025.

The Company had a net liability to J&J totaling approximately $61 million and $104 million for income and non-income indemnification tax payables and refunds, unrecognized tax benefits, and associated interest due as Prepaid expenses and other receivables and Accrued liabilities for current assets and current liabilities, respectively, and to Other assets and Other liabilities for non-current assets and non-current liabilities, respectively, on the Consolidated Balance Sheets as of December 28, 2025 and December 29, 2024, respectively.

Debt Financing Transactions and Kenvue IPO Consideration

During the fiscal six months ended July 2, 2023, the Company received debt proceeds of approximately $7.7 billion from the issuance of the 2023 Senior Notes and received initial proceeds from its commercial paper program of $1.2 billion. The Company loaned the total proceeds to J&J through the Facility Agreement. Upon the completion of the Kenvue IPO on May 8, 2023, the Facility Agreement was terminated and the balance of the loans, and all accrued interest, were repaid by J&J for a total cash inflow of $9.0 billion. The Company remitted this cash back to J&J as a distribution in connection with the Separation.

13. Other Operating (Income) Expense, Net and Other Expense, Net

Other operating (income) expense, net for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 consisted of:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Litigation expense	$5	$4	$26
Royalty income	(37)	(34)	(35)

Impact of Deferred Markets(1)	38	59	28
Contingent liability reversal(2)	—	—	(45)
Gain on Skillman held for sale asset(3)	(17)	—	—
Other(4)	(12)	(3)	16
Total other operating (income) expense, net	$(23)	$26	$(10)

(1)	Includes the provision for taxes, minority interest expense, and service fees to be paid to J&J under the net economic benefit arrangements. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Variable Interest Entities and Net Economic Benefit Arrangements,” for more information regarding Deferred Markets.

(2)	Includes the reversal of a contingent liability that was no longer considered to be probable.

(3)	Relates to the gain recognized on the sale of the Skillman, New Jersey, facility during the fiscal three months ended December 28, 2025. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Impairment of Long-Lived Assets—Assets Held for Sale,” for more information.

(4)	Other consists primarily of other miscellaneous operating (income) expenses. Other also includes the release of tax indemnification reserves that were no longer considered to be probable for the fiscal twelve months ended December 28, 2025 and the impact of foreign derivative contracts for the fiscal twelve months ended December 31, 2023.

Other expense, net for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 consisted of:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Currency losses on transactions	$46	$1	$58
Losses on investments	—	72	7
Tax indemnification release(1)	—	(21)	—
Other(2)	(10)	(4)	7
Total other expense, net	$36	$48	$72

(1)	Includes the release of tax indemnification reserves that were no longer considered to be probable.

(2)	Other consists primarily of net periodic benefit costs other than service cost components and miscellaneous non-operating (income) expenses. Other also includes the receipt of a government subsidy for the fiscal twelve months ended December 28, 2025 and December 29, 2024.

14. Income Taxes

Beginning in the fiscal three months ended December 28, 2025, the Company adopted the guidance in ASU 2023-09 on a prospective basis. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Recently Adopted Accounting Standards,” for additional information.

For the purposes of the Consolidated Financial Statements, income taxes and related income tax accounts have been calculated using the separate return method as if the Company filed income tax returns on a standalone basis for the fiscal twelve months ended December 31, 2023. Prior to the Kenvue IPO, the Company’s operations were calculated on a carve-out basis and included certain hypothetical foreign tax credit benefits. Following the Kenvue IPO, these hypothetical foreign tax credit benefits are not available for future utilization by the Company and were removed from the tax provision. Furthermore, the Company operated as part of J&J until the completion of the Exchange Offer on August 23, 2023, and therefore the Company was included in J&J’s U.S. federal consolidated income tax return until that date. The Company filed a standalone U.S. federal consolidated income tax return and a standalone return in most other jurisdictions in which it operated for the remainder of fiscal year 2023 and has continued to file a standalone return for all fiscal years thereafter. Certain current income tax liabilities related to the Company’s activities included in J&J’s income tax returns were assumed to be immediately settled with J&J through the Net Investment from J&J or Additional paid-in capital accounts on the Consolidated Balance Sheets and reflected in the Consolidated Statement of Cash Flows as a financing activity for the fiscal twelve months ended December 31, 2023. Following the Exchange Offer, the Company’s operating footprint, as well as tax return elections and assertions, are different, and therefore, the Company’s income taxes, as presented in the Consolidated Financial Statements, may differ in future periods.

Income before taxes was attributable to the following geographic regions for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
U.S.	$585	$352	$825
International	1,414	1,063	1,365
Income before taxes	$1,999	$1,415	$2,190

The Provision for taxes on income for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 consisted of:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Current:
U.S. taxes(1)	$201	$287	$266
International taxes	436	383	374
Total current taxes	637	670	640
Deferred:
U.S. taxes(2)	(90)	(178)	(39)
International taxes	(18)	(107)	(75)
Total deferred taxes	(108)	(285)	(114)
Provision for taxes	$529	$385	$526

(1)	The current portion of the Provision for taxes includes $148 million for U.S. federal taxes and $53 million for U.S. state and local taxes for the fiscal twelve months ended December 28, 2025.

(2)	The deferred portion of the Provision for taxes includes $(50) million for U.S. federal taxes and $(40) million for U.S. state and local taxes for the fiscal twelve months ended December 28, 2025.

Net cash paid for income taxes was attributable to the following jurisdictions in accordance with ASU 2023-09 for the fiscal twelve months ended December 28, 2025:

Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025
U.S. federal	$153
U.S. state and local	88
International	354
Total cash paid for income taxes, net of refunds(1)(2)	$595

(1)	Individual jurisdictions equaling 5% or more of the total cash paid for income taxes, net of refunds, includes U.S. federal at $153 million, India at $40 million, China at $32 million, and Sweden at $30 million.

(2)	Total cash paid for income taxes, net of refunds, includes payments to J&J under the Tax Matters Agreements (as defined in Note 12, “Relationship with J&J”) for income tax liabilities, which J&J has paid on the Company’s behalf post-Kenvue IPO to the tax authorities.

A comparison of the Provision for taxes at the U.S. federal statutory rate of 21% to the Company’s effective tax rate in accordance with ASU 2023-09 in the fiscal twelve months ended December 28, 2025 was as follows:

	Fiscal Twelve Months Ended
	December 28, 2025
(Dollars in Millions)	Amount	Percent
U.S. federal statutory tax rate	$420	21.0%
Effect of cross-border tax laws(1)	7	0.4

Tax credits	(32)	(1.6)
Nontaxable or nondeductible items	3	0.1
Changes in valuation allowances	3	0.1
Other adjustments	(4)	(0.2)
State and local income taxes, net of federal income tax effect(2)	10	0.5
Foreign tax effects(3)
Switzerland
Rate differential	(38)	(1.9)
Other	27	1.4
Other foreign jurisdictions	88	4.4
Worldwide changes in unrecognized tax benefits(4)	45	2.3
Effective tax rate	$529	26.5%

(1)	Effect of cross-border tax laws is presented net of related foreign tax credits.

(2)	State taxes in New York, Indiana, New Jersey, Maryland, Illinois, and Texas made up the majority (greater than 50%) of the tax effect in this category.

(3)	Foreign tax effects reflect the impacts of operations in jurisdictions with statutory tax rates that are different than the United States. For the fiscal twelve months ended December 28, 2025, the Company had operations in Singapore under various tax incentives.

(4)	Includes the effect of current year increases to unrecognized tax benefits.

A comparison of the Provision for taxes at the U.S. federal statutory rate of 21% to the Company’s effective tax rate in the fiscal twelve months ended December 29, 2024 and December 31, 2023 was as follows:

	Fiscal Twelve Months Ended
	December 29, 2024	December 31, 2023
Tax rates:
U.S. federal statutory tax rate	21.0%	21.0%
U.S. taxes on international income(1)	2.8	(1.5)
International operations(2)	2.8	0.8
State	(0.4)	2.0
Change in valuation allowance	1.0	2.5
Tax shortfall (windfall) on stock-based compensation	0.5	(0.5)
All other	(0.5)	(0.3)
Effective tax rate	27.2%	24.0%

(1)	Includes the impact of the tax on GILTI and other foreign income that is taxable under the U.S. tax code as well as tax implications of repatriating foreign earnings.

(2)	International operations reflect the impacts of operations in jurisdictions with statutory tax rates different than the United States. For each of the fiscal twelve months ended December 29, 2024 and December 31, 2023, the Company had operations in Singapore under various tax incentives. The Company’s largest international operations are in Canada, China, Japan, Singapore, and Switzerland. The amounts for the fiscal twelve months ended December 29, 2024 and December 31, 2023 include a $4 million net increase in uncertain tax benefits and a $46 million net reduction in uncertain tax benefits, respectively.

The worldwide effective income tax rate for the fiscal twelve months ended December 28, 2025 was 26.5% and is higher than the U.S. federal statutory tax rate primarily due to the following:

•Increase in unrecognized tax benefits driven by new developments in ongoing tax audits during the fiscal twelve months ended December 28, 2025 as compared to the fiscal twelve months ended December 29, 2024, as well as U.S. taxes on foreign inclusions with limited capacity for full foreign tax credit utilization. This increase from the statutory tax rate was partially offset by favorable return-to-provision adjustments, as well as the income tax benefits derived from the remeasurement of state deferred taxes for the fiscal twelve months ended December 28, 2025.

The worldwide effective income tax rate for the fiscal twelve months ended December 29, 2024 was 27.2% and is higher than the U.S. federal statutory tax rate primarily due to the following:

•U.S. taxes on foreign inclusions are driven by reduced foreign tax credit utilization, as well as unfavorable return-to-provision adjustments, which was primarily driven by non-deductible expenses. This increase from the statutory tax rate was partially offset by the impairment to the Dr.Ci:Labo® skin health business and the corresponding reversal of a deferred tax liability at the higher Japanese tax rate, the remeasurement of the state deferred tax liability as a result of a change in the Company’s state tax rate, and regional cash planning resulting in a partial release of a valuation allowance.

The worldwide effective income tax rate for the fiscal twelve months ended December 31, 2023 was 24.0% and is higher than the U.S. federal statutory tax rate primarily due to the following:

•The issuance of debt in the fiscal three months ended April 2, 2023 resulted in an increase in annual interest expense and reduced the Company’s capacity to utilize foreign tax credits against U.S. foreign source income. This resulted in an increase in the valuation allowance for foreign tax credits related to earnings that are not indefinitely reinvested, as well as state and local income taxes. These items are partially offset by reductions in unrecognized tax benefits in certain foreign jurisdictions reflected in international operations within the rate reconciliation, as well as the recapture of an overall domestic loss allowing the Company to claim additional U.S. foreign tax credit benefits against the Company’s U.S. tax on foreign earnings. The additional U.S. foreign tax credit benefit is reflected in U.S. taxes on international income within the rate reconciliation.

The decrease in the worldwide effective income tax rate for the fiscal twelve months ended December 28, 2025 as compared to the fiscal twelve months ended December 29, 2024 was primarily the result of changes to the jurisdictional mix of income and favorable return-to-provision adjustments. The decrease was partially offset by income tax benefits recognized during the fiscal twelve months ended December 29, 2024 resulting from the impairment to the Dr.Ci:Labo® skin health business and the corresponding reversal of a deferred tax liability at the higher Japanese rate, as well as an increase in unrecognized tax benefits driven by new developments in ongoing tax audits during the fiscal twelve months ended December 28, 2025 as compared to the fiscal twelve months ended December 29, 2024.

The increase in the worldwide effective income tax rate for the fiscal twelve months ended December 29, 2024 as compared to the fiscal twelve months ended December 31, 2023 was primarily the result of fewer releases of uncertain tax positions due to the expiration of certain statutes of limitations and reduced tax benefits derived from the Separation as compared to the fiscal twelve months ended December 31, 2023, unfavorable return-to-provision adjustments and shortfall on stock-based compensation recorded during the fiscal twelve months ended December 29, 2024, as well as changes to the jurisdictional mix of income. These increases were offset by the impairment to the Dr.Ci:Labo® skin health business and the corresponding reversal of a deferred tax liability, the remeasurement of the state deferred tax liability as a result of a change in the Company’s state tax rate, and a partial release of a valuation allowance.

As of December 28, 2025 and December 29, 2024, temporary differences and carryforwards were as follows:

	December 28, 2025		December 29, 2024
(Dollars in Millions)	Asset	Liability	Asset	Liability
Employee-related obligations	$34	$—	$18	$—
Stock-based compensation	63	—	70	—
Depreciation of property, plant, and equipment	15	—	2	—
Goodwill and intangibles	—	(2,597)	—	(2,434)
Reserves and liabilities	120	—	110	—
Net operating loss (“NOL”) and tax credit carryforward	178	—	122	—
Undistributed foreign earnings	—	(37)	78	(103)
Miscellaneous international	67	—	66	—
Research and development capitalized for tax	82	—	94	—
Miscellaneous U.S.	31	—	—	(11)
Subtotal	590	(2,634)	560	(2,548)
Valuation allowance	(73)	—	(89)	—
Total deferred income taxes	$517	$(2,634)	$471	$(2,548)

The Company has wholly owned international subsidiaries that have cumulative net losses. The Company believes that it is more likely than not that these subsidiaries will generate future taxable income sufficient to utilize these deferred tax assets. However, in certain jurisdictions, valuation allowances have been recorded against deferred tax assets for loss carryforwards that are not more likely than not to be realized.

The Company has recognized $77 million and $64 million of deferred tax assets related to U.S. state and foreign NOL carryforwards and $101 million and $58 million of deferred tax assets related to U.S. federal and state and foreign tax credit carryforwards as of December 28, 2025 and December 29, 2024, respectively. Foreign NOLs expire over various years based on local laws; however, if unused, the majority of foreign NOL carryforwards will expire between 2026 through 2034. Existing federal tax credit carryforwards will expire between 2035 and 2045. U.S. state NOLs generally expire between 2035 and 2045. The Company assessed NOLs, tax credit carryforwards, and other deferred tax assets for realizability and, based upon all available evidence, recorded valuation allowances against deferred tax assets on a “more likely than not” standard. As of December 28, 2025, December 29, 2024, and December 31, 2023, valuation allowances of $73 million, $89 million, and $75 million have been recorded against certain NOLs and foreign tax credit carryforwards, respectively. The Company recognized a net change in valuation allowance of $(16) million, $14 million, and $(175) million in the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively. For the fiscal twelve months ended December 28, 2025, the net change was primarily related to the write-off of Puerto Rico tax credits that expired due to changes in tax law that were previously fully valued and a release of a valuation allowance on the Company’s foreign tax credit carryforwards, partially offset by an increase in foreign NOL carryforwards that the Company does not expect to utilize in future periods.

The Company has recorded deferred tax liabilities on all undistributed earnings of its international subsidiaries through the fiscal twelve months ended December 31, 2017 and certain undistributed earnings arising after the fiscal twelve months ended December 31, 2017. For all other undistributed earnings from the Company’s subsidiaries organized outside the United States, the Company has not recorded deferred taxes where the earnings are indefinitely reinvested. The Company intends to continue to reinvest these earnings in those international operations. If the Company decides at a later date to repatriate these earnings to the United States, the Company would be required to provide for the net tax effects on these amounts. The Company estimates that the tax effect of this repatriation would be approximately $158 million under currently enacted tax laws and regulations and at current currency exchange rates.

The following table summarizes the activity related to unrecognized tax benefits for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Beginning of fiscal year	$176	$185	$437
Increases related to current year tax positions	24	21	26
Increases related to prior period tax positions	3	—	3
Decreases related to prior period tax positions	—	(11)	(19)
Settlements	(4)	—	—
Lapse of statute of limitations	(5)	(19)	(42)
Net decreases related to the Separation	—	—	(220)
End of fiscal year	$194	$176	$185

As of December 28, 2025, the Company had unrecognized tax benefits of $194 million. If recognized, $182 million would affect the Company’s annual effective tax rate. Pursuant to the Tax Matters Agreement between J&J and the Company, certain liabilities for unrecognized tax benefits have been reduced during the fiscal twelve months ended December 31, 2023 to reflect the fact that the liabilities are retained by J&J, including with respect to the U.S. federal income tax, or have been reclassified as indemnification payables to J&J where the liabilities relate to the Company for periods prior to the Kenvue IPO. The Company conducts business and files tax returns in numerous countries. With respect to the United States, per the Tax Matters Agreement between J&J and the Company, J&J remains liable for all liabilities related to the final settlement of any U.S. federal income tax audits in which the Company was part of J&J’s federal consolidated tax return. The Company has therefore reduced its unrecognized tax benefits for U.S. federal uncertain tax positions as reflected in the table above under Net decreases related to the Separation during the fiscal twelve months ended December 31, 2023. In other major jurisdictions where the Company conducts business, the years that are under tax audit or remain open to tax audits range from 2015 and forward.

The Company classifies liabilities for unrecognized tax benefits and related interest and penalties as long-term liabilities on the Consolidated Balance Sheets. Interest expense and penalties related to unrecognized tax benefits are classified as Provision for taxes in the Consolidated Statements of Operations. The Company recognized after-tax interest expense (benefit) of $10 million, $5 million, and $(8) million in the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, respectively. The total amount of accrued interest was $31 million and $23 million as of December 28, 2025 and December 29, 2024, respectively.

The Company has included the impact of enacted legislation related to the Organization for Economic Co-operation and Development’s (the “OECD”) Pillar Two Inclusive Framework (“Pillar Two”) in its provision for taxes beginning in fiscal year 2024. While the impact of currently enacted laws for Pillar Two is not significant, it is possible that further administrative guidance from the OECD or new legislation in countries where the Company operates could have a material effect on the Company’s provision for taxes in the future. In addition, in January 2025, the United States issued an executive order expressing disagreement with certain aspects of Pillar Two. In June 2025, the Group of Seven issued a statement supporting the exclusion of U.S. parented groups from certain aspects of Pillar Two in exchange for the United States not imposing certain retaliatory taxes. On January 5, 2026, the OECD announced the Side-by-Side (“SbS”) package, implemented as administrative guidance and modifying the operation of the Pillar Two rules. The package introduces simplifications and new safe harbors for U.S. and other multinational companies where domestic and international tax systems meet robust requirements to coexist with Pillar Two, which would fully exempt U.S.-parented groups from the application of the Income Inclusion Rule and Undertaxed Profits Rule Pillar Two top up taxes. The SbS package also extends the current Transitional Country-by-Country Reporting Safe Harbor by one year. The SbS package is not expected to have a material impact on the Company’s effective tax rate. The Company will continue to monitor any additional changes to Pillar Two.

On July 4, 2025, the reconciliation bill commonly referred to as the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA made a number of changes to U.S. federal income tax law, including the permanent suspension of the requirement to capitalize and amortize domestic research and experimental expenditures, changes to certain deductions available for deemed inclusions, and a permanent extension of certain corporate international income tax provisions. The enactment of the OBBBA did not have a material impact on the Company’s current fiscal year effective tax rate.

15. Net Income Per Share

The Company had 1,936,502,167 shares of common stock issued and 1,916,115,445 shares of common stock outstanding as of December 28, 2025. Prior to the completion of the Kenvue IPO, the Company had 1,716,160,000 shares of common stock outstanding, of which 1,716,159,990 shares were issued to J&J through a subscription agreement in May 2023. On May 8, 2023, the Kenvue IPO was completed through the sale of 198,734,444 shares of common stock, including the underwriters’ full exercise of their option to purchase 25,921,884 shares to cover over-allotments. For all periods prior to the Kenvue IPO, the shares issued through the subscription agreement are being treated akin to shares attributable to a stock split and, as a result, are being retrospectively presented for all of the periods.

Diluted net income per share is computed by giving effect to all potentially dilutive equity instruments or equity awards that are outstanding during the period. The following table summarizes the shares held by the Company that were determined to be anti-dilutive under the treasury stock method and therefore excluded from the diluted net income per share calculation during the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Shares in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Anti-dilutive shares(1)	54	52	45

(1)	For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, the majority of anti-dilutive shares related to stock options.

Net income per share for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 was calculated as follows:

	Fiscal Twelve Months Ended
(In Millions, Except Per Share Data)	December 28, 2025	December 29, 2024	December 31, 2023
Net income	$1,470	$1,030	$1,664

Basic weighted-average number of shares outstanding	1,917	1,915	1,846
Dilutive effects of stock-based awards	7	8	4
Diluted weighted-average number of shares outstanding	1,924	1,923	1,850

Net income per share:
Basic	$0.77	$0.54	$0.90
Diluted	$0.76	$0.54	$0.90

Share Repurchase Program

During the fiscal three months ended October 1, 2023, the Company’s Board authorized a share repurchase program, under which the Company is authorized to repurchase up to 27,000,000 shares of its outstanding common stock in open market or privately negotiated transactions. The program has no expiration date and may be suspended or discontinued at any time. The intent of this repurchase program is to offset dilution from the vesting or exercise of equity-based awards under the Kenvue 2023 Plan. On November 2, 2025, the Company entered into the Merger Agreement pursuant to which K-C will acquire all of the outstanding shares of the Company for a combination of stock and cash in a series of transactions, as described in Note 1, “Description of the Company and Summary of Significant Accounting Policies—Proposed Transaction with Kimberly-Clark.”

In accordance with the terms of the Merger Agreement, and subject to the exceptions therein, the Company is not permitted to repurchase, redeem, or otherwise acquire any of its equity interests without the prior written consent of K-C. Prior to entering into the Merger Agreement, the Company repurchased approximately 9,179,000 shares of outstanding common stock for $197 million under the program during the fiscal twelve months ended December 28, 2025. No shares have been repurchased subsequent to the execution of the Merger Agreement.

16. Fair Value Measurements

Fair value measurements are estimated based on valuation techniques and inputs categorized as follows:

•Level 1—Quoted prices in active markets for identical assets or liabilities

•Level 2—Significant other observable inputs

•Level 3—Significant unobservable inputs

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following fair value hierarchy table presents the components and classification of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 28, 2025 and December 29, 2024:

	December 28, 2025				December 29, 2024
(Dollars in Millions)	Carrying Value	Level 1	Level 2	Level 3	Carrying Value	Level 1	Level 2	Level 3
Assets:
Forward foreign exchange contracts	$73	$—	$73	$—	$81	$—	$81	$—

Cross currency swap contracts	20	—	20	—	71	—	71	—
Total assets	$93	$—	$93	$—	$152	$—	$152	$—
Liabilities:
Forward foreign exchange contracts	$(63)	$—	$(63)	$—	$(76)	$—	$(76)	$—
Cross currency swap contracts	(111)	—	(111)	—	(1)	—	(1)	—
Total liabilities	$(174)	$—	$(174)	$—	$(77)	$—	$(77)	$—
Net amount presented in Prepaid expenses and other receivables:	$22	$—	$22	$—	$52	$—	$52	$—
Net amount presented in Accounts payable:	$(59)	$—	$(59)	$—	$(13)	$—	$(13)	$—
Net amount presented in Other assets:	$—	$—	$—	$—	$36	$—	$36	$—
Net amount presented in Other liabilities:	$(44)	$—	$(44)	$—	$—	$—	$—	$—

As of December 28, 2025 and December 29, 2024, cash equivalents were $79 million and $118 million, respectively, which were primarily composed of time deposits and money market funds.

The carrying amount of Cash and cash equivalents, Trade receivables, Prepaid expenses and other receivables, and Loans and notes payable approximated fair value as of December 28, 2025 and December 29, 2024. The fair value of forward foreign exchange contracts is the aggregation by currency of all future cash flows discounted to its present value at the prevailing market interest rates and subsequently converted to the U.S. dollar at the current spot foreign exchange rate. The cross currency swap contracts are each recorded at fair value derived from observable market data, including foreign exchange rates and yield curves.

There were no transfers between Level 1, Level 2, or Level 3 during the fiscal twelve months ended December 28, 2025 and the fiscal twelve months ended December 29, 2024.

The following table sets forth the notional amounts of the Company’s outstanding derivative instruments as of December 28, 2025 and December 29, 2024:

	December 28, 2025			December 29, 2024
(Dollars in Millions)	Forward Foreign Exchange Contracts	Cross Currency Swap Contracts	Total Notional Amount	Forward Foreign Exchange Contracts	Cross Currency Swap Contracts	Total Notional Amount
Cash flow hedges	$3,422	$—	$3,422	$3,570	$—	$3,570
Fair value hedges	$296	$—	$296	$30	$—	$30
Net investment hedges	$—	$2,000	$2,000	$—	$1,900	$1,900
Undesignated hedging instruments	$502	$—	$502	$574	$—	$574

Cash Flow Hedges

For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, the Company recorded a total after-tax change in Accumulated other comprehensive loss of $4 million, $(23) million, and $38 million, respectively, related to its cash flow hedge portfolio.

Forward Foreign Exchange Contracts

In certain jurisdictions, the Company uses forward foreign exchange contracts to manage its exposure to the variability of foreign exchange rates. Changes in the fair value of derivatives are recorded each period in earnings or Other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction, and if so, the type of hedge transaction.

The Company enters into forward foreign exchange contracts to hedge a portion of forecasted cash flows denominated in foreign currency. The terms of these contracts are generally no longer than 12 to 18 months. These contracts are designated as cash flow hedging relationships at the date of contract inception, in accordance with the appropriate accounting guidance. At inception, all designated hedging relationships are expected to be highly effective. These contracts are accounted for using the forward method, and all gains/losses associated with these contracts are recorded in Other comprehensive income (loss). The Company reclassifies the gains and losses related to these contracts at the time the inventory is sold to the customer into Net sales or Cost of sales and Other expense, net in the Consolidated Statements of Operations, as applicable.

The Company expects that substantially all of the amounts related to forward foreign exchange contracts will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. The maximum length of time over which the Company is hedging transactional exposure is 18 months. The amount ultimately realized in earnings may differ as foreign exchange rates change. Realized gains and losses are ultimately determined by actual exchange rates at maturity of the derivative.

The following table summarizes the gains and losses recognized on forward foreign exchange contracts designated as cash flow hedges within Other comprehensive income (loss) and the gains and losses reclassified into earnings for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Gain recognized in Other comprehensive income (loss)	$24	$5	$18
Gain reclassified from Other comprehensive income (loss) into earnings	$21	$13	$28

The following tables summarize the gains and losses reclassified from Other comprehensive income (loss) into earnings related to the forward foreign exchange contracts designated as cash flow hedges for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
	December 28, 2025
(Dollars in Millions)	Net Sales	Cost of Sales	Other Expense, Net
Gain reclassified from Other comprehensive income (loss) into earnings	$1	$12	$8

	Fiscal Twelve Months Ended
	December 29, 2024
(Dollars in Millions)	Net Sales	Cost of Sales	Other Expense, Net
(Loss) gain reclassified from Other comprehensive income (loss) into earnings	$(1)	$15	$(1)

	Fiscal Twelve Months Ended
	December 31, 2023
(Dollars in Millions)	Net Sales	Cost of Sales	Other Expense, Net
Gain (loss) reclassified from Other comprehensive income (loss) into earnings	$1	$30	$(3)

Forward Starting Interest Rate Swaps

The Company enters into forward starting interest rate swaps to manage future interest rate exposure related to changes in the benchmark rate on forecasted debt issuances. These contracts are designated as cash flow hedging relationships at the date of contract inception, in accordance with the appropriate accounting guidance. During the fiscal twelve months ended December 28, 2025, the Company recorded a gain of $7 million in Accumulated other comprehensive loss related to the settlement of its forward starting interest rate swaps upon the issuance of long-term debt. During the fiscal twelve months ended December 31, 2023, the Company recorded a gain of $48 million in Accumulated other comprehensive loss, of which $38 million was related to the settlement of its forward starting interest rate swaps upon the issuance of the long-term debt. The gains in Accumulated other comprehensive loss related to the settlement of forward starting interest rate swaps upon the issuance of long-term debt will be amortized and recorded in Interest expense, net in the Consolidated Statements of Operations as the hedged items impact earnings. For the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023, the amounts reclassified from Other comprehensive income (loss) to the Consolidated Statements of Operations were not significant.

Fair Value Hedges

Forward Foreign Exchange Contracts

The Company entered into forward foreign exchange contracts beginning in the fiscal three months ended March 31, 2024 to hedge against the risk of changes in the fair value of foreign-denominated intercompany debt attributable to foreign exchange rate fluctuations. These contracts are designated as fair value hedging relationships at the date of contract inception, in accordance with the appropriate accounting guidance. At inception, all designated fair value hedging relationships are expected to be highly effective. The contracts are accounted for using the spot method with changes in the fair value of the contract attributable to the changes in spot rates recorded within Other expense, net in the Consolidated Statements of Operations. The Company has elected to exclude the changes in the fair value attributable to the difference between the spot price and the forward price, as well as any cross currency basis spread, from the assessment of hedge effectiveness (the “Excluded Components”). The value of the Excluded Components was not significant to the Consolidated Financial Statements in the current fiscal period or prior fiscal period. The changes in fair value attributable to the Excluded Components are recorded in Accumulated other comprehensive loss and are recognized in Other expense, net in the Consolidated Statements of Operations on a systematic and rational basis over the life of the hedging instrument.

Net Investment Hedges

Forward Foreign Exchange Contracts

Beginning in the fiscal three months ended July 2, 2023, the Company entered into forward foreign exchange contracts to mitigate foreign exchange exposure related to non-U.S. dollar net investments in certain foreign subsidiaries against changes in foreign exchange rates. The Company designated these forward foreign exchange contracts as a net investment hedge to sell foreign currency (denominated in the local currency of the affiliate) at specified forward rates. These contracts were accounted for using the spot method with changes in the fair value of the contracts attributable to changes in spot rates recorded within CTA as a component of Other comprehensive income (loss). The Company elected to exclude the changes in the fair value attributable to time value (the “Excluded Net Investment Hedge Components on Forward Foreign Exchange Contracts”) from the assessment of the hedge effectiveness. The changes in fair value attributable to the Excluded Net Investment Hedge Components on Forward Foreign Exchange Contracts were initially recorded within CTA as a component of Other comprehensive income (loss) and were recognized into Other expense, net in the Consolidated Statement of Operations ratably over the life of the contract. The forward foreign exchange contracts designated as a net investment hedge were settled during the fiscal three months ended October 1, 2023.

Cross Currency Swap Contracts

Beginning in the fiscal three months ended December 31, 2023, the Company entered into cross currency swap contracts to hedge exposure in foreign subsidiaries with local functional currencies. These contracts are designated as net investment hedges at the date of contract inception, in accordance with the appropriate accounting guidance. These contracts are accounted for using the spot method with changes in the fair value of the contracts attributable to changes in spot rates recorded within CTA as a component of Other comprehensive income (loss) and will remain there until the hedged net investments are sold or substantially liquidated. The Company has elected to exclude the changes in the fair value attributable to time value and spot-forward rate differences (the “Excluded Net Investment Hedge Components on Cross Currency Swap Contracts”) from the assessment of the hedge effectiveness. The value of the Excluded Net Investment Hedge Components on Cross Currency Swap Contracts was not significant to the Consolidated Financial Statements in the current fiscal period or prior fiscal period. The changes in fair value attributable to the Excluded Net Investment Hedge Components on Cross Currency Swap Contracts are recognized into Interest expense, net in the Consolidated Statements of Operations on a systematic and rational basis through the swap accrual over the life of the hedging instrument.

The following table summarizes the gains and losses recognized within Other comprehensive income (loss) related to the cross currency swap contracts designated as net investment hedges for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
(Loss) gain recognized in CTA within Other comprehensive income (loss)	$(158)	$99	$(25)

Other than amounts excluded from effectiveness testing, the Company did not reclassify any gains or losses from CTA within Other comprehensive income (loss) to earnings during the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 related to the cross currency swap contracts designated as net investment hedges.

Undesignated Hedging Instruments

Undesignated Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts to offset the foreign currency exposure related to the monetary assets and liabilities in non-functional currencies. These contracts are not designated as cash flow hedging relationships, and the net allocated gains and losses related to these contracts are recognized within Other expense, net in the Consolidated Statements of Operations. As of December 28, 2025 and December 29, 2024, the Company held forward foreign exchange contracts that were not designated in cash flow hedging relationships with a fair value of $0 million and $0 million, respectively.

The following table summarizes the gains and losses recognized within Other expense, net related to the undesignated forward foreign exchange contracts for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
(Loss) gain recognized in Other expense, net	$(2)	$(7)	$10

Effectiveness

On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes of hedged items. When a derivative is no longer expected to be highly effective, hedge accounting is discontinued.

Statement of Cash Flows

Cash flows from derivatives designated in hedging relationships are reflected in the Consolidated Statements of Cash Flows consistent with the presentation of the hedged item. Cash flows from derivatives that were not accounted for as designated hedging relationships reflect the classification of the cash flows associated with the activities being economically hedged.

Credit Risk

The Company is exposed to the risk of credit loss in the event of nonperformance by counterparties to financial instrument contracts; however, nonperformance is considered unlikely and any nonperformance is unlikely to be material as it is the Company’s policy to contract with diverse, creditworthy counterparties based upon both strong credit ratings and other credit considerations. The Company has negotiated International Swaps and Derivatives Association, Inc. master agreements with its counterparties, which contain master netting provisions providing the legal right and ability to offset exposures across trades with each counterparty. Given the rights provided by these contracts, the Company presents derivative balances based on its “net” counterparty exposure. These agreements do not require the posting of collateral.

17. Commitments and Contingencies

The Company and/or certain of its subsidiaries are involved from time to time in various lawsuits and claims relating to product liability, labeling, marketing, advertising, pricing, intellectual property, commercial contracts, foreign exchange controls, antitrust and trade regulation, labor and employment, securities transactions and related disclosures, indemnification, information technology systems, data privacy and cybersecurity, environmental, health and safety, tax matters, governmental investigations, and other legal proceedings that arise in the ordinary course of their business.

The Company records accruals for loss contingencies associated with these legal matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of December 28, 2025, the Company has determined that the liabilities associated with certain litigation matters are probable and can be reasonably estimated. The Company has accordingly accrued for those contingent liabilities and will continue to monitor each related legal issue and adjust accruals as might be warranted based on new information and further developments. Accrued liabilities related to litigation matters are included in Accrued liabilities and Other liabilities on the Consolidated Balance Sheets. For these and other litigation and regulatory matters discussed below for which a loss is probable or reasonably possible, the Company is unable to estimate the possible loss or range of loss beyond the amounts accrued. Amounts accrued for legal contingencies often result from a complex series of judgments about future events and uncertainties that rely heavily on estimates and assumptions including timing of related payments. The ability to make such estimates and judgments can be affected by various factors including whether, among other things, damages sought in the proceedings are unsubstantiated or indeterminate; scientific and legal discovery has commenced or is complete; proceedings are in early stages; matters present legal uncertainties; significant facts are in dispute; procedural or jurisdictional issues exist; the number of potential claims is certain or predictable; comprehensive multi-party settlements are achievable; there are complex related cross-claims and counterclaims; and/or there are numerous parties involved.

In the Company’s opinion, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of legal proceedings, net of liabilities accrued on the Consolidated Balance Sheets, is not expected to have a material adverse effect on the Company’s financial position. However, the resolution of, or increase in accruals for, one or more of these matters in any reporting period may have a material adverse effect on the Company’s results of operations and cash flows for that period.

Product Liability

The Company and/or certain of its subsidiaries are involved in numerous product liability claims and lawsuits involving multiple products. Claimants in these cases seek substantial compensatory and, where available, punitive or exemplary damages or legal fees. While the Company believes it has substantial defenses, it is not feasible to predict the ultimate outcome of litigation. From time to time, even if it has substantial defenses, the Company considers isolated settlements based on a variety of circumstances. The Company may accrue an estimate of the legal defense costs needed to defend each matter when those costs are probable and can be reasonably estimated. For certain of these matters, the Company may accrue additional amounts such as estimated costs associated with settlements, damages, and other losses. Product liability accruals can represent projected product liability for thousands of claims around the world, each in different litigation environments and with different fact patterns. Changes to the accruals may be required in the future as additional information becomes available.

Claims for personal injury have been made against the Company’s subsidiary Johnson & Johnson Consumer Inc., now known as Kenvue Brands LLC (“JJCI”), along with other third-party sellers of acetaminophen-containing products, in federal court alleging that in utero exposure to acetaminophen (the active ingredient in Tylenol®, an over-the-counter (“OTC”) pain medication) is associated with the development of autism spectrum disorder and/or attention-deficit/hyperactivity disorder in children. In October 2022, lawsuits filed in federal courts in the United States were organized as a multi-district litigation in the U.S. District Court for the Southern District of New York. In February 2024, the court entered final judgment in favor of JJCI and the other sellers of acetaminophen-containing products and dismissed the majority of cases then pending in the multi-district litigation. A Notice of Appeal was filed for those cases in March 2024. In August 2024, all remaining cases then pending in the multi-district litigation were dismissed. As of December 2024, all cases were on appeal. Product liability lawsuits continue to be filed, and the Company continues to receive information with respect to potential costs and the anticipated number of cases. In addition, lawsuits have been filed in state court against JJCI, the Company, and J&J. Lawsuits have also been filed in Canada against the Company’s subsidiary Johnson & Johnson Inc. (Canadian affiliate), now known as Kenvue Canada Inc. (“JJI”), and J&J. At this stage in these proceedings, the Company is unable to reasonably estimate either the likelihood or the magnitude of its potential liability arising out of these claims and lawsuits.

In October 2025, the State of Texas filed a petition in the District Court of Panola County, Texas, against the Company, Kenvue Brands LLC (formerly known as Johnson & Johnson Consumer Inc.) and J&J, alleging violations of the Texas Deceptive Trade Practices-Consumer Protection Act (the “DTPA”) and the Texas Uniform Fraudulent Transfer Act (the “TUFTA”) relating to allegations that prenatal and early-childhood exposure to acetaminophen is associated with autism spectrum disorder and attention-deficit/hyperactivity disorder in children. The complaint seeks injunctive relief, civil penalties, disgorgement of assets, and other remedies. In November 2025, the TUFTA and DTPA claims against the Company and J&J were dismissed and the TUFTA claims against Kenvue Brands LLC were dismissed. A Notice of Appeal was filed in December 2025. At this stage in these proceedings, the Company is unable to reasonably estimate the likelihood or magnitude of potential liability arising from this matter.

In October 2025, claims for personal injury and, in some cases, consequential death, were brought in the Business and Property Courts in Manchester (Circuit Commercial Court, KBD) against Kenvue UK Limited, J&J, and J&J’s subsidiary, Johnson & Johnson Management Limited, in respect of Johnson’s® Baby Powder. In December 2025, the claims were transferred to the Civil List of the King’s Bench Division in London. The claimants allege they developed mesothelioma, ovarian cancer, lung granulomata, lung fibrosis, and/or uterine fibroids as a result of exposure to Johnson’s® Baby Powder. The claimants claim that the defendants are liable for negligence and the tort of deceit. Additionally, in February 2026, an Australian law firm announced it has commenced a proceeding in the Supreme Court of Australia against J&J and the Company’s affiliates Johnson & Johnson Pty Ltd and Johnson & Johnson Pacific Pty Limited. The claimants allege they developed cancer as a result of exposure to talc-based products. The proceedings have not been served. At this stage in these proceedings, the Company is unable to reasonably estimate either the likelihood or the magnitude of its potential liability arising out of these claims.

General Litigation

In 2006, J&J acquired Pfizer’s OTC business including the U.S. rights to OTC Zantac, which were on-sold to Boehringer Ingelheim (“BI”) as a condition to merger control approval such that BI assumed product liability risk for U.S. sales from and after December 2006. J&J received indemnification from BI and gave Pfizer indemnification in connection with the transfer of the Zantac business to BI from Pfizer, through J&J. In November 2019, J&J received a demand for indemnification from Pfizer, pursuant to the 2006 Stock and Asset Purchase Agreement between J&J and Pfizer. In January 2020, J&J received a demand for indemnification from BI, pursuant to the 2006 Asset Purchase Agreement among J&J, Pfizer, and BI. Pursuant to the agreements, Pfizer and BI have asserted indemnification claims against J&J ostensibly related to Zantac sales by Pfizer. In November 2022, J&J received a demand for indemnification from GlaxoSmithKline LLC, pursuant to the 2006 Stock and Asset Purchase Agreement between J&J and Pfizer, and certain 1993, 1998, and 2002 agreements between Glaxo Wellcome and Warner-Lambert entities. The notices seek indemnification for legal claims related to OTC Zantac (ranitidine) products. Plaintiffs in the underlying actions allege that Zantac and other OTC medications that contain ranitidine may degrade and result in unsafe levels of NDMA (N-nitrosodimethylamine) and can cause or have caused various cancers in individuals using the products and seek declaratory and monetary relief. J&J has rejected all the demands for indemnification relating to the underlying actions. No J&J entity sold Zantac in the United States.

In 2016, JJI sold the Canadian Zantac business to Sanofi Consumer Health, Inc. (“Sanofi”). Under the 2016 Asset Purchase Agreement between JJI and Sanofi (the “2016 Purchase Agreement”), Sanofi assumed certain liabilities including those pertaining to Zantac (ranitidine) product sold by Sanofi after closing and losses arising from or relating to recalls, withdrawals, replacements, or related market actions or post-sale warning in respect of products sold by Sanofi after the closing, and JJI is required to indemnify Sanofi for certain other excluded liabilities. In November 2019, JJI received a notice reserving rights to claim indemnification from Sanofi pursuant to the 2016 Purchase Agreement. The notice refers to indemnification for legal claims in class actions and various individual personal injury actions with similar allegations to the U.S. litigation related to OTC Zantac (ranitidine) products.

Beginning in 2019, multiple putative class actions naming J&J and/or JJI were filed in Canada with similar allegations regarding Zantac or ranitidine use. JJI is named in one of the two outstanding putative class actions. The outstanding putative class action naming JJI has been stayed in the Quebec Superior Court. The Ontario Superior Court of Justice action, which named J&J and JJI and was previously pending, was discontinued by court order in May 2025. JJI was also named as a defendant, along with other manufacturers, in various personal injury actions in Canada related to Zantac products. JJI has provided Sanofi notice reserving rights to claim indemnification pursuant to the 2016 Purchase Agreement related to the class actions and personal injury actions. At this stage in these proceedings, the Company is unable to reasonably estimate either the likelihood or the magnitude of its potential liability arising out of these claims and lawsuits.

In September 2023, the Nonprescription Drugs Advisory Committee (the “NDAC”) of the U.S. Food and Drug Administration (the “FDA”) met to discuss new data on the effectiveness of orally administered phenylephrine (“PE”) and concluded that the current scientific data do not support that the recommended dosage of orally administered PE is effective as a nasal decongestant. Neither the FDA nor the NDAC raised concerns about safety issues with use of oral PE at the recommended dose. In November 2024, the FDA issued a proposed order to remove the ingredient from the OTC monograph. Beginning in September 2023, following the NDAC vote, putative class actions were filed against the Company and its affiliates, along with other third-party sellers and manufacturers of PE-containing products, asserting various causes of action including violation of consumer protection statutes, negligence, and unjust enrichment. The complaints seek damages and injunctive relief. In December 2023, lawsuits filed in federal courts in the United States were organized as a multi-district litigation in the U.S. District Court for the Eastern District of New York. In November 2024, the U.S. District Court for the Eastern District of New York dismissed plaintiffs’ streamlined complaint, and a Notice of Appeal was filed in December 2024. Separately, putative Canadian class actions were filed beginning in September 2023 against the Company, JJI, and JJCI, along with other third-party sellers and manufacturers of PE-containing products, alleging false, misleading representations, and seeking damages and declaratory relief based on similar causes of action. In December 2024, a representative action was filed in the Federal Court of Australia, Victoria Registry, against the Company’s subsidiary Johnson & Johnson Pacific Pty Limited alleging contraventions of the consumer guarantees regime and seeking damages and associated relief based on broadly similar causes of action to those in the United States. In February 2025, a representative action was filed in the High Court of New Zealand, Auckland Registry against Johnson & Johnson (New Zealand) Limited and the Company’s subsidiaries JNTL Consumer Health (New Zealand) Limited and Johnson & Johnson Pacific Pty Limited, alleging breaches of the Fair Trading Act 1986 and the Consumer Guarantees Act 1993.

Additionally, beginning in October 2023, two putative securities class actions were filed in the U.S. District Court for the District of New Jersey against the Company and certain of its officers, among other defendants. In December 2023, the two cases were consolidated as In re Kenvue Inc. Securities Litigation and a lead plaintiff was appointed. In March 2024, a consolidated amended complaint was filed that named the Company’s directors as defendants in addition to the defendants named in the initial complaints. The consolidated amended complaint brings claims under the Securities Act of 1933, as amended. It alleges that the Company’s registration statements and prospectuses filed with the SEC in connection with the Kenvue IPO on Form S-1 and the Exchange Offer on Form S-4 contained misleading statements and omissions about PE. It seeks damages for all shareholders who acquired shares pursuant to the Kenvue IPO and the Exchange Offer registration statements and prospectuses.

In January 2024, shareholder derivative complaints were filed in the U.S. District Court for the District of New Jersey against the Company as the nominal defendant and the Company’s directors and certain of its officers as defendants, among other defendants. The derivative complaints allege breaches of fiduciary duties based on disclosures in the Company’s SEC filings regarding PE, and they seek damages and equitable relief. The derivative complaints have been consolidated as In re Kenvue, Inc. Derivative Litigation and have been stayed. At this stage in these proceedings, the Company is unable to reasonably estimate either the likelihood or the magnitude of its potential liability arising out of these claims and lawsuits.

In March 2024, following the filing of a Citizen Petition with the FDA by Valisure LLC that included testing results purporting to show that benzoyl peroxide (“BPO”) OTC acne products can degrade into benzene at levels well above the alleged limit of two parts per million, putative class actions were filed against the Company and its affiliates, along with other third-party sellers and manufacturers of BPO-containing acne products, asserting various causes of action including violation of consumer protection statutes, negligence, breach of express and implied warranties, and unjust enrichment. The complaints, pending in the U.S. District Court for the District of New Jersey, seek damages and injunctive relief. At this stage in these proceedings, the Company is unable to reasonably estimate either the likelihood or the magnitude of its potential liability arising out of these claims and lawsuits.

JJCI, along with more than 120 other companies, is a defendant in a cost recovery action brought by Occidental Chemical Corporation in June 2018 in the U.S. District Court for the District of New Jersey, related to the clean-up of a section of the Lower Passaic River in New Jersey. Certain defendants (not including JJCI) have executed a settlement with the U.S. Environmental Protection Agency and U.S. Department of Justice, which was confirmed through a judicial Consent Decree in December 2024. A Notice of Appeal was filed in January 2025. The cost recovery case has been administratively closed but can be re-opened upon request.

The Company or its subsidiaries are also parties to various proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as Superfund, and comparable state, local, or foreign laws in which the primary relief sought is the Company’s agreement to implement environmental investigation and remediation activities at designated hazardous waste sites or to reimburse the government or third parties for the costs they have incurred in performing investigation, oversight, or remediation at such sites.

Other

A significant number of personal injury claims alleging that talc causes cancer were made against J&J and certain of its current and former affiliates, including the Company, arising out of the use of body powders containing talc, primarily Johnson’s® Baby Powder. These personal injury suits were and continue to be filed primarily in state and federal courts in the United States and in Canada, although suits have been filed in other jurisdictions as well.

Pursuant to the Separation Agreement, J&J has retained all liabilities on account of or relating to harm arising out of, based upon, or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold by J&J or its affiliates in the United States and Canada (the “Talc-Related Liabilities”) and, as a result, has agreed to indemnify the Company for the Talc-Related Liabilities and any costs associated with resolving such claims, including matters that have commenced in the United States and Canada naming the Company or its affiliates. The Company will, however, remain responsible for all liabilities on account of or relating to harm arising out of, based upon, or resulting from, directly or indirectly, the presence of or exposure to talc or talc-containing products sold outside the United States or Canada.

18. Segments of Business and Geographic Areas

The Company is organized into three reportable business segments: Self Care, Skin Health and Beauty, and Essential Health.

The Company’s Chief Operating Decision Maker (the “CODM”), the Chief Executive Officer, uses Segment adjusted operating income as the measure of profit or loss and to evaluate the performance of the Company’s segments. For each segment, the CODM uses this information to assist in evaluating underlying trends, to monitor budget and forecast versus actual results, to make investment decisions to allocate resources both in total, and between the segments, and to make key segment personnel decisions. Segment profit is based on Operating income, excluding depreciation, amortization of intangible assets, Separation-related costs, restructuring expenses and operating model optimization initiatives, impairment charges, the impact of the conversion of stock-based awards, issuance of Founder Shares, Proposed Transaction costs (as defined below), Other operating (income) expense, net, and unallocated general corporate administrative expenses (referred to herein as “Segment adjusted operating income”), as the CODM excludes these items in assessing segment financial performance. General corporate/unallocated expenses, which include expenses related to treasury, legal operations, and certain other expenses, along with gains and losses related to the overall management of the Company, are not allocated to the segments. In assessing segment performance and managing operations, the CODM does not review segment assets.

The Company operates the business through the following three reportable business segments based on product categories:

Reportable Segments	Product Categories
Self Care	Cough, Cold, and Allergy
Pain Care
Other Self Care (Digestive Health, Smoking Cessation, Eye Care, and Other)
Skin Health and Beauty	Face and Body Care
Hair, Sun, and Other
Essential Health	Oral Care
Baby Care
Other Essential Health (Women’s Health, Wound Care, and Other)

The Company’s product categories as a percentage of Net sales for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 were as follows:

	Fiscal Twelve Months Ended
Product Categories	December 28, 2025	December 29, 2024	December 31, 2023
Cough, Cold, and Allergy	13%	14%	13%
Pain Care	13	13	14
Other Self Care	16	15	15
Face and Body Care	19	19	20
Hair, Sun, and Other	8	8	9
Oral Care	11	11	10
Baby Care	9	9	9
Other Essential Health	11	11	10
Total	100%	100%	100%

Segment Net Sales and Segment Adjusted Operating Income

Segment net sales and Segment adjusted operating income for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 were as follows:

	Fiscal Twelve Months Ended
	December 28, 2025				December 29, 2024				December 31, 2023
(Dollars in Millions)	Self Care	Skin Health and Beauty	Essential Health	Total	Self Care	Skin Health and Beauty	Essential Health	Total	Self Care	Skin Health and Beauty	Essential Health	Total
Net sales	$6,378	$4,114	$4,632	$15,124	$6,527	$4,240	$4,688	$15,455	$6,451	$4,378	$4,615	$15,444
Segment adjusted Cost of sales(1)	2,285	1,671	2,056	6,012	2,287	1,738	2,102	6,127	2,249	1,952	2,228	6,429
Other segment expense items(2)	1,984	1,966	1,400	5,350	2,067	1,895	1,424	5,386	1,903	1,747	1,376	5,026
Segment adjusted operating income	$2,109	$477	$1,176	$3,762	$2,173	$607	$1,162	$3,942	$2,299	$679	$1,011	$3,989
Reconciliation to Income before taxes
Less:
Depreciation(3)				300				329				305
Amortization of intangible assets(4)				257				269				322
Separation-related costs(5)				88				296				468
Restructuring expenses and operating model optimization initiatives(6)				335				221				32
Impairment charges(7)				23				578				—
Conversion of stock-based awards(8)				7				39				55
Founder Shares(9)				7				29				9
Proposed Transaction costs(10)				25				—				—
Other operating (income) expense, net				(23)				26				(10)
General corporate/unallocated expenses				329				314				296
Operating income				$2,414				$1,841				$2,512
Other expense, net				36				48				72
Interest expense, net				379				378				250
Income before taxes				$1,999				$1,415				$2,190

(1)	The Company defines Segment adjusted cost of sales as Cost of sales adjusted for amortization of intangible assets, Separation-related costs, conversion of stock-based awards, Founder Shares, operating model optimization initiatives, and general corporate/unallocated expenses.

(2)	Other segment expense items for each reportable business segment include brand support, employee-related costs, shipping and handling costs, research and development costs, and certain other operating expenses (income).

(3)	Depreciation consists of depreciation of property, plant, and equipment and amortization of integration and development costs capitalized in connection with cloud computing arrangements.

(4)	Relates to the amortization of definite-lived intangible assets (primarily trademarks, trade names, and customer lists) over their estimated useful lives.

(5)	Separation-related costs includes depreciation expense on Separation-related assets for the fiscal twelve months ended December 29, 2024. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Separation-Related Costs,” for additional information regarding Separation-related costs.

(6)	Restructuring expenses and operating model optimization initiatives relate to the 2024 Multi-Year Restructuring Initiative in the fiscal twelve months ended December 29, 2024 and December 28, 2025 (as defined in Note 19, “Restructuring Expenses and Operating Model Optimization Initiatives”). See Note 19, “Restructuring Expenses and Operating Model Optimization Initiatives,” for additional information.

(7)	Impairment charges for the fiscal twelve months ended December 28, 2025 includes $23 million recognized in connection with the ORSL® trade name following regulatory changes in India. Impairment charges for the fiscal twelve months ended December 29, 2024 includes $488 million recognized in relation to Dr.Ci:Labo® long-lived assets, $68 million recognized on the held for sale asset associated with the Company’s former corporate headquarters in Skillman, New Jersey, and $22 million recognized on certain software development assets. See Note 1, “Description of the Company and Summary of Significant Accounting Policies—Impairment of Long-Lived Assets,” for additional information.

(8)	Segment adjusted operating income excludes the impact of the conversion of stock-based awards that occurred on August 23, 2023 (see Note 11, “Stock-Based Compensation” for additional information). The adjustment represents the net impact of the gain on reversal of previously recognized stock-based compensation expense, offset by stock-based compensation expense recognized in the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 relating to employee services provided prior to the Separation.

(9)	On October 2, 2023, the Founder Shares were granted to all Kenvue employees in the form of stock options and PSUs to executive officers and either stock options and PSUs or RSUs to non-executive individuals.

(10)	Proposed Transaction costs primarily consist of expenses incurred in connection with the Proposed Transaction, including advisory fees, legal costs, and other professional service costs (the “Proposed Transaction costs”).

Depreciation and Amortization

Depreciation and amortization by reportable business segment for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 were as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
Self Care	$204	$217	$202
Skin Health and Beauty	123	174	230
Essential Health	230	231	195
Total depreciation and amortization(1)	$557	$622	$627

(1)	Depreciation consists of depreciation of property, plant, and equipment and amortization of integration and development costs capitalized in connection with cloud computing arrangements. Amortization relates to the amortization of intangible assets.

Geographic Information

Net sales are attributed to a geographic region based on the location of the customer and for the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 were as follows:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024	December 31, 2023
North America(1)	$7,259	$7,579	$7,610
Europe, Middle East, and Africa	3,721	3,559	3,388
Asia-Pacific	2,775	2,974	3,107
Latin America	1,369	1,343	1,339
Total Net sales	$15,124	$15,455	$15,444

(1)	Includes U.S. Net sales in the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023 of $6,460 million, $6,719 million, and $6,767 million, respectively.

Long-lived assets consisting of property, plant, and equipment, net of accumulated depreciation as of December 28, 2025 and December 29, 2024 were as follows:

(Dollars in Millions)	December 28, 2025	December 29, 2024
North America(1)	$1,156	$922
Europe, Middle East, and Africa	536	432
Asia-Pacific	308	297
Latin America	212	198
Total long-lived assets	$2,212	$1,849

(1)	Includes U.S. long-lived assets as of December 28, 2025 and December 29, 2024 of $1,078 million and $848 million, respectively.

Major Customers

One of the Company’s customers accounted for approximately 12% of total Net sales in each of the fiscal twelve months ended December 28, 2025, December 29, 2024, and December 31, 2023.

19. Restructuring Expenses and Operating Model Optimization Initiatives

As part of the Company’s continued transformation to a fit-for-purpose consumer company, during the fiscal year 2024, the Company began strategic initiatives intended to enhance organizational efficiencies and better position Kenvue for future growth (“Our Vue Forward”). To further Our Vue Forward, on May 6, 2024, the Company’s Board approved a multi-year initiative (the “2024 Multi-Year Restructuring Initiative”) to build on the Company’s strengths, improve underlying information technology infrastructure, and optimize its cost structure by rebalancing resources to better position the Company for future growth. The 2024 Multi-Year Restructuring Initiative primarily includes global workforce reductions, changes in management structure, and the transition to centralized shared-service functions in lower-cost locations. The Company planned to incur approximately $275 million in pre-tax restructuring expenses and other charges in each of fiscal year 2024 and fiscal year 2025. The Company incurred lower than expected spend in fiscal year 2024 due to the shift in timing of certain information technology and project-related costs to fiscal year 2025.

As of the end of fiscal year 2025, the Company has substantially completed all actions under the 2024 Multi-Year Restructuring Initiative. The 2024 Multi-Year Restructuring Initiative resulted in pre-tax restructuring expenses and other charges totaling $556 million, consisting of information technology and project-related costs (approximately 56%), employee-related costs (approximately 39%), and other implementation costs (approximately 5%) through the fiscal twelve months ended December 28, 2025. These charges have been, and are expected to continue to be, funded primarily through cash flows generated from operations.

The following table summarizes the classification of pre-tax restructuring expenses and other charges incurred related to the 2024 Multi-Year Restructuring Initiative during the fiscal twelve months ended December 28, 2025 and December 29, 2024:

	Fiscal Twelve Months Ended
(Dollars in Millions)	December 28, 2025	December 29, 2024
Restructuring expenses	$290	$185
Cost of sales	36	27
Selling, general, and administrative expenses	9	9
Total pre-tax restructuring expenses and other charges	$335	$221

The following table summarizes the pre-tax restructuring expenses and other charges incurred by cost type related to the 2024 Multi-Year Restructuring Initiative during the fiscal twelve months ended December 28, 2025 and December 29, 2024 and inception-to-date through December 28, 2025:

	Fiscal Twelve Months Ended		Inception-To-Date Through December 28, 2025
(Dollars in Millions)	December 28, 2025	December 29, 2024
Employee-related costs(1)	$109	$106	$215
Information technology and project-related costs(2)	216	99	315
Other implementation costs(3)	10	16	26
Total pre-tax restructuring expenses and other charges	$335	$221	$556

(1)	Employee-related costs primarily include severance and other termination benefits.

(2)	Information technology and project-related costs primarily include advisory costs to operationalize the initiative.

(3)	Other implementation costs primarily include costs to terminate contracts, impairments of assets, and other associated costs to exit.

The following table summarizes the activity related to accrued restructuring expenses and other charges for the 2024 Multi-Year Restructuring Initiative during the fiscal twelve months ended December 28, 2025 and December 29, 2024:

(Dollars in Millions)	Employee-Related Costs(1)	Information Technology and Project-Related Costs(2)	Other Implementation Costs(3)	Total Accrued Costs
December 31, 2023	$—	$—	$—	$—
Charges to earnings	106	99	16	221
Cash payments	(75)	(34)	(7)	(116)
Non-cash charges	(6)	—	(6)	(12)
December 29, 2024	25	65	3	93
Charges to earnings	109	216	10	335
Cash payments	(89)	(191)	(9)	(289)
Non-cash charges	(8)	(2)	(4)	(14)
December 28, 2025	$37	$88	$—	$125

(1)	Employee-related costs primarily include severance and other termination benefits.

(2)	Information technology and project-related costs primarily include advisory costs to operationalize the initiative.

(3)	Other implementation costs primarily include costs to terminate contracts, impairments of assets, and other associated costs to exit.

20. Subsequent Events

On February 17, 2026, the Company’s Board approved an initiative that aims to optimize its operating model, transform its supply chain, reduce complexity, and drive operational efficiencies, while strengthening core capabilities. The initiative is expected to result in pre-tax restructuring expenses and other charges totaling approximately $250 million in fiscal year 2026, consisting of information technology and project-related costs (approximately 59%), employee-related costs (approximately 35%), and other implementation costs (approximately 6%).